UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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Voyager Therapeutics, Inc.
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Voyager Therapeutics, Inc.

75 Hayden Avenue

Lexington, MA 02421

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2025 Annual Meeting of Stockholders of Voyager Therapeutics, Inc., or the Annual Meeting, will be held on Tuesday, June 3, 2025, at 11:00 a.m. Eastern Time, at our offices at 75 Hayden Avenue, Lexington, Massachusetts 02421.

We intend to hold the Annual Meeting in person. As always, we encourage you to vote your shares prior to the Annual Meeting regardless of whether you plan to attend in person.

The purpose of the Annual Meeting is the following:

1.	to elect four directors, Grace E. Colón, Ph.D., Catherine J. Mackey, Ph.D., Glenn Pierce, M.D., Ph.D., and George Scangos, Ph.D., each to serve as a Class I director until the 2028 annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, or removal;
2.	to approve, on a non-binding advisory basis, the compensation of our named executive officers;
3.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
4.	to approve the Voyager Therapeutics, Inc. 2025 Stock Incentive Plan;
5.	to approve the Voyager Therapeutics, Inc. Amended and Restated 2015 Employee Stock Purchase Plan; and
6.	to transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of Class I directors nominated by the Board of Directors.

Only our stockholders of record at the close of business on April 7, 2025, will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose related to the Annual Meeting, during ordinary business hours for ten days prior to the Annual Meeting at our offices at 75 Hayden Avenue, Lexington, MA 02421 and at the time and place of the Annual Meeting during the whole time thereof.

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2024 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2024 Annual Report on Form 10-K. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the 2024 Annual Report on Form 10-K by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other holder of record that you must follow for your shares to be voted. The mailing of the Notice to our stockholders is scheduled to begin on April 23, 2025.

Your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting, by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card.

By order of the Board of Directors,

Alfred Sandrock, M.D., Ph.D. Chief Executive Officer, President and Director

Lexington, Massachusetts

April 23, 2025

VOYAGER THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors, or the Board of Directors, has made this proxy statement, or Proxy Statement, and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2025 Annual Meeting of Stockholders, or the Annual Meeting, and any adjournment or postponement of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

The Annual Meeting is to be held on Tuesday, June 3, 2025, at 11:00 a.m. Eastern Time, on the 3rd floor offices at 75 Hayden Avenue, Lexington, Massachusetts, 02421.

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on April 23, 2025.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2025:

This Proxy Statement, the accompanying proxy card or voting instruction card and our 2024 Annual Report on Form 10-K are available at http://www.proxyvote.com.

A copy of our 2024 Annual Report on Form 10-K as filed with the SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, MA 02421, Attention: Secretary, Telephone: (857) 259-5340. This Proxy Statement and our 2024 Annual Report on Form 10-K are also available on the SEC’s website at http://www.sec.gov.

In this Proxy Statement, the terms “Voyager,” “the Company,” “we,” “us,” and “our” refer to Voyager Therapeutics, Inc. and our consolidated subsidiary. The mailing address of our principal executive offices is Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts 02421.

Smaller Reporting Company Status

We previously qualified as a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have been permitted to rely, and have relied, on the reduced disclosure requirements available to smaller reporting companies for any portions of this Proxy Statement incorporated by reference into our Annual Report on Form 10-K for the year ending December 31, 2024, including reduced disclosure obligations regarding executive compensation. Our ability to rely on the reduced disclosure requirements available to smaller reporting companies will cease after the filing of this Proxy Statement relating to the Annual Meeting.

Stockholders Entitled to Vote; Record Date

As of the close of business on April 7, 2025, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 55,313,413 shares of our common stock, par value $0.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of April 7, 2025.

Quorum; Abstentions; Broker Non-Votes

Our Amended and Restated Bylaws, or Bylaws, provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the Delaware General Corporation Law, shares that are voted “abstain” or “withhold” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. Broker “non-votes” are also counted as present for purposes of determining whether a quorum is present at the Annual Meeting if such uninstructed shares are entitled to vote on at least one item to be decided at the Annual Meeting.

Under our Bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, or our Bylaws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner, or the nominee holding shares for the beneficial owner does not exercise its discretionary voting power. Any election of directors by the stockholders is decided by a plurality of the votes properly cast in such election. Therefore, at the Annual Meeting, the four nominees receiving the most votes FOR election will be elected as directors (Proposal 1), and each other proposal will be approved if a majority of the votes properly cast for and against such proposal are voted FOR the proposal (Proposal 2, Proposal 3, Proposal 4, and Proposal 5).

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items but will not be allowed to vote your shares with respect to “non-discretionary” items. We believe that Proposal 1 (the election of Class I directors), Proposal 2 (the advisory vote on the compensation of our named executive officers), Proposal 4 (approval of the 2025 Stock Incentive Plan), and Proposal 5 (approval of the Amended and Restated 2015 Employee Stock Purchase Plan) are non-discretionary items. If you do not instruct your broker how to vote with respect to each of these proposals, we expect that your broker will not be able to exercise discretionary voting authority and vote on either of these proposals, and we expect your shares to be counted as broker “non-votes.” We believe that Proposal 3 (the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025) is considered to be a discretionary item, and we expect your brokerage firm will be able to exercise discretionary voting authority and vote on this proposal even if it does not receive instructions from you.

Voting

In Person

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the firm that holds your shares and an account statement showing that you are the beneficial owner of the shares as of the record date. You may obtain directions to the location of the Annual Meeting by calling our offices at (857) 259-5340.

By Proxy

If you are a stockholder of record and do not wish to attend the Annual Meeting and vote in person, you may vote by proxy. You can vote by proxy over the Internet until 11:59 p.m. Eastern Time the day before the meeting date by following the instructions provided in the Notice, or, if you requested or otherwise received printed copies of the proxy materials by mail, you can vote by mailing your proxy card as described in the proxy materials. You can also vote by telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time the day before the meeting date. You may also authorize another person or persons to act for you as a proxy in writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy by (i) following the instructions on the Notice and submitting a new proxy by mail or over the Internet before the Annual Meeting, or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or sent to our principal executive offices at Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts 02421, Attention: Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

Expenses of Solicitation

Voyager is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have hired Broadridge Financial Solutions, Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies. We expect to pay Broadridge Financial Solutions, Inc. a fee of approximately $15,000 for their services.

Procedure for Submitting Stockholder Proposals and Nominations

Stockholder proposals and nominations for election to the Board of Directors intended to be presented at the 2026 annual meeting of our stockholders must satisfy the requirements set forth in the advance notice provision under our Bylaws. To be timely for our 2026 annual meeting of stockholders, any such proposal or nomination must be delivered in writing to our Secretary at our principal executive offices not earlier than the close of business on February 3, 2026, which is the 120th day prior to the one-year anniversary of the Annual Meeting, and not later than the close of business on March 5, 2026, which is the 90th day prior to the one-year anniversary of the Annual Meeting. If the date of the 2026 annual meeting of the stockholders is scheduled to take place before May 4, 2026, which is 30 days prior to the one-year anniversary of the Annual Meeting, or after August 2, 2026, which is 60 days after the one-year anniversary of the Annual Meeting, notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be a holder of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

Any stockholder proposal intended to be included in the proxy statement for the 2026 annual meeting of our stockholders must also satisfy the SEC regulations under Rule 14a-8 of the Exchange Act and be received not later than December 24, 2025. If the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

In addition to satisfying the advance notice provisions in our Bylaws relating to nominations of director candidates, including the earlier notice deadlines set out above, to comply with the SEC’s universal proxy rule, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Exchange Act must also provide notice that sets forth the information required by Rule 14a-19 no later than April 4, 2026. If the date of the 2026 annual meeting changes by more than 30 calendar days from the date of the upcoming Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2026 annual meeting or the 10th calendar day following our public announcement of the date of the 2026 annual meeting.

OVERVIEW OF PROPOSALS

This Proxy Statement contains five proposals requiring stockholder action. Proposal 1 requests the election of four Class I Directors to the Board of Directors. Proposal 2 requests approval, on a non-binding advisory basis, of the compensation of our named executive officers. Proposal 3 requests the ratification of the appointment of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Proposal 4 requests the approval of the Voyager Therapeutics, Inc. 2025 Stock Incentive Plan. Proposal 5 requests the approval of the Voyager Therapeutics, Inc. Amended and Restated 2015 Employee Stock Purchase Plan. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is authorized to have, and currently consists of, ten members. The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

The Board of Directors currently consists of four Class I directors, Grace E. Colón, Ph.D., Catherine J. Mackey, Ph.D., Glenn Pierce, M.D., Ph.D., and George Scangos, Ph.D., whose terms expire at the Annual Meeting; three Class II directors, Steven Hyman, M.D., James A. Geraghty, and Alfred Sandrock, M.D., Ph.D., whose terms expire at the 2026 annual meeting of stockholders; and three Class III directors, Michael Higgins, Jude Onyia, Ph.D., and Nancy Vitale, whose terms expire at the 2027 annual meeting of stockholders.

The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. On March 18, 2025, based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors nominated Grace E. Colón, Ph.D., Catherine J. Mackey, Ph.D., Glenn Pierce, M.D., Ph.D., and George Scangos, Ph.D., for election by the stockholders as Class I directors at the upcoming Annual Meeting. If elected, each nominee will serve as a director until the 2028 annual meeting of stockholders and until such nominee’s successor is duly elected and qualified, or until such nominee’s earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the Class I director nominees to the Board of Directors. The proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Class I Directors

The name of the nominees for Class I directors and certain information about each nominee as of April 7, 2025 are set forth below.

		Director
Name	Positions and Offices Held with Voyager	Since	Age
Grace E. Colón, Ph.D.	Director	2023	58
Catherine J. Mackey, Ph.D.	Director	2022	69
Glenn Pierce, M.D., Ph.D.	Director	2017	69
George Scangos, Ph.D.	Director	2023	77

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led the Board of Directors to conclude that each person nominated to serve or currently serving on the Board of Directors should serve as a director. In addition to the information presented below, we believe that each director nominee meets the minimum qualifications established by the Nominating and Corporate Governance Committee. The process of the Board of Directors and its committees to identify and evaluate candidates for director nominees, as well as the applicable minimum qualifications for director nominees, is described below under the heading “Corporate Governance – Board and Committee Matters.”

Director Nominees for Election for a Three-Year Term Ending at the 2028 Annual Meeting of Stockholders

Grace E. Colón, Ph.D. Dr. Colón has been a member of the Board of Directors since January 2023. She has also served as Chair of the board of directors of privately-held biotechnology company Bloom Science, Inc. since May 2023 and privately-held consumer health tools company Emm Technology Ltd. since March 2023, and a member of the board of directors and co-founder of privately-held biotechnology company Inaya Therapeutics, Inc. since July 2023. From March 2013 to September 2022, Dr. Colón served as President, Chief Executive Officer and Director of InCarda Therapeutics, Inc., a privately-held biopharmaceutical company, where she oversaw advancement of the lead cardiovascular program from pre-clinical stage to Phase 3. She previously served as the Executive Chair and a member of the Board of Directors of ProterixBio, Inc. (formerly Bioscale, Inc.), a privately-held diagnostics company, from November 2016 to December 2023, and President and Chief Executive Officer of ProterixBio from February 2015 to October 2016. Dr. Colón also served in various capacities with New Science Ventures, a venture capital firm, including as Partner from January 2014 to June 2016 and Senior Advisor from July 2016 through June 2019. Prior to her time at New Science Ventures, her experiences include roles such as Senior Vice President and the founding President of the Industrial Products Division at Precigen, Inc. (formerly Intrexon Corporation), a publicly-traded biopharmaceutical company, from October 2010 to May 2012; in various capacities of increasing responsibility at Gilead Sciences, Inc., a publicly-traded biopharmaceutical company, from February 2005 to August 2010, most recently as head of Clinical Operations; and as Vice President of Corporate Planning at Affymetrix, Inc., a publicly-traded genomics company (acquired by Thermo Fisher Scientific, Inc.), from August 2000 to January 2005. Previously, Dr. Colón served as a member of the Boards of Directors of CareDx, Inc., a publicly-traded molecular diagnostics company, from July 2019 to June 2024; Cocoon Biotech, Inc., a privately-held biotechnology company, from October 2016 to March 2020; InterLink AI (formerly PerceptiMed, Inc.), a privately-held healthcare technology company, from January 2015 to June 2019; and Paradigm Diagnostics, Inc., a privately-held molecular diagnostics company (acquired by Exact Sciences Corp.), from February 2017 to June 2019. Dr. Colón currently also serves as a term member of the Massachusetts Institute of Technology Corporation (MIT Board of Trustees) and member of the Executive Committee of the board of directors of the Biotechnology Innovation Organization. In March 2024, Dr. Colón was elected as a Fellow of the American Institute for Medical and Biological Engineering (AIMBE). Dr. Colón received her Ph.D. in chemical engineering from the Massachusetts Institute of Technology, where she was a National Science Foundation Fellow, and earned a B.S. in chemical engineering from the University of Pennsylvania, where she was a Benjamin Franklin Scholar. We believe Dr. Colón’s more than 25 years of experience in leading biopharma, genomics, healthcare and industrial biotechnology companies, serving as a venture capital partner, and service on the boards of directors of other life sciences companies qualifies her to serve on the Board of Directors.

Catherine J. Mackey, Ph.D. Dr. Mackey has been a member of the Board of Directors since August 2022. Dr. Mackey has served on the board of directors of publicly-traded biotechnology company IDEAYA Biosciences, Inc. since April 2022. She previously served as the Chair of the Board of Directors of Cour Pharmaceuticals Development Co., Inc., a privately-held, clinical-stage company focused on immunomodulation, from May 2014 to December 2022. She also previously served as a member of the board of directors of publicly-traded biotechnology company Avid Bioservices, Inc. from July 2019 to February 2025, when Avid was acquired by GHO Capital Partners LLP and Ampersand Capital Partners; publicly traded biotechnology company Trillium Therapeutics Inc. from June 2021 to November 2021, when Trillium was acquired by Pfizer Inc.; publicly-traded biopharmaceutical company Poseida Therapeutics, Inc. from January 2019 to June 2021; and publicly-traded biopharmaceutical company GW Pharmaceuticals plc from December 2017 to May 2021, when GW Pharmaceuticals was acquired by Jazz Pharmaceuticals. Dr. Mackey previously served as Senior Vice President, Pfizer Global Research and Development, and Director, La Jolla Laboratories, of Pfizer, Inc from 2001 to 2010. Dr. Mackey earned her B.S. and Ph.D. in microbiology from Cornell University. We believe Dr. Mackey’s more than 30 years of experience in leading biotechnology research, development, and operations in large life sciences companies and service on the boards of directors of other life sciences companies qualifies her to serve on the Board of Directors.

Glenn Pierce, M.D., Ph.D. Dr. Pierce has been a member of the Board of Directors since January 2017 and also served as our Interim Chief Scientific Officer from June 2021 to June 2022 and our consultant from June 2022 to June 2023. Dr. Pierce served as consultant at Ambys Medicines, a biotechnology company, from August 2020 to March 2022 and previously served as Chief Medical Officer of Ambys from August 2018 to August 2020. Since August 2014, Dr. Pierce has served as a consultant to several biotechnology companies. He has served as an Entrepreneur-in-Residence at Third Rock Ventures, LLC, a life sciences venture capital firm focused on the formation, development and strategy of new companies, since January 2016. He retired from Biogen Idec, Inc., a biotechnology company, in May 2014, where he had worked since March 2009 and most recently served as Senior Vice President leading the

Hematology, Cell and Gene Therapies division. Prior to Biogen, he served in a variety of biotechnology and biopharmaceutical companies, including Bayer AG, Inspiration Pharma Ltd., Avigen, Inc., Selective Genetics, Inc., and Amgen, Inc. in the areas of tissue regeneration and hematology research, development, or both. Dr. Pierce is the co-author of more than 170 scientific papers, and an inventor on more than 15 patents, and he has contributed to the development of a number of novel marketed proteins. He served on the Medical and Scientific Advisory Council, the board of directors and was President of the board of directors of the National Hemophilia Foundation during a span of two decades. Dr. Pierce also served on the Blood Products Advisory Committee at the U.S. Food and Drug Administration and the Committee on Blood Safety and Availability at the U.S. Department of Health and Human Services. He has served on the board of directors of the World Federation of Hemophilia since 2015 and as the organization’s Vice President, Medical since 2018. Dr. Pierce also served on the board of directors of publicly-traded biopharmaceutical company Global Blood Therapeutics, Inc. (acquired by Pfizer, Inc.) from February 2016 to October 2022. Dr. Pierce received a B.A. in Biology, an M.D., and a Ph.D. in immunology, all from Case Western Reserve University in Cleveland, and completed his postgraduate training in pathology and hematology research at Washington University in St. Louis. We believe Dr. Pierce’s more than 35 years of experience in leading biotechnology research and development in small and large, public and private biotechnology and biopharmaceutical companies qualifies him to serve on the Board of Directors.

George Scangos, Ph.D. Dr. Scangos has been a member of the Board of Directors since May 2023. Dr. Scangos has served as a member of the board of directors of Vir Biotechnology, Inc., an immunology company, since January 2017 and served as its President and Chief Executive Officer from January 2017 to April 2023. From July 2010 to December 2016, Dr. Scangos served as Chief Executive Officer and as a member of the board of directors of Biogen Inc., a biotechnology company. Dr. Scangos served as President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company, from October 1996 to July 2010 and as a member of its board of directors from October 1996 to May 2020. From 1987 to 1996, Dr. Scangos served in positions of increasing responsibility at Bayer Corporation, a pharmaceutical company, culminating with his service as President of Biotechnology from 1993 to 1996. Before joining Bayer, Dr. Scangos was a Professor of Biology at Johns Hopkins University. Dr. Scangos also currently serves on the boards of directors of Agilent Technologies, Inc., a publicly traded life sciences, diagnostics and applied chemical analysis company, Octave Bioscience, Inc., a privately-held company developing precision medicine approaches for neurodegenerative diseases, and Rezo Therapeutics, Inc., a privately-held biotechnology company elucidating the networks involved in a variety of diseases. Dr. Scangos served as Chair of Pharmaceutical Research and Manufacturers of America in 2016, and as the Chair of the California Healthcare Institute in 2010. He was a member of the board of directors of the Global Alliance for TB Drug Development from 2006 until 2010. Dr. Scangos currently serves on the Board of Directors of the Bay Area chapter of Life Science Cares, an organization devoted to using the resources of the biotechnology industry to help individuals from disadvantaged backgrounds. Dr. Scangos received his B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts. We believe Dr. Scangos’ experience as a senior executive and service on the Boards of Directors of other life sciences companies qualifies him to serve on the Board of Directors.

Continuing Directors

The names of and certain information as of April 7, 2025 about the members of the Board of Directors who are continuing directors at this year’s Annual Meeting are set forth below.

		Director
Name	Positions and Offices Held with Voyager	Since	Age
James A. Geraghty	Director	2014	70
Steven Hyman, M.D.	Director	2015	72
Alfred Sandrock, M.D., Ph.D.	Director, President and Chief Executive Officer	2022	67
Michael Higgins	Director	2015	62
Jude Onyia, Ph.D.	Director	2023	61
Nancy Vitale	Director	2020	54

Class II Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders

James A. Geraghty Mr. Geraghty has been a member of the Board of Directors since January 2014. He has served as Chairman of the Board of Directors of publicly-traded biotechnology company CanBridge Pharma since May 2020, and as a member of the board of directors of publicly-traded biotechnology company Fulcrum Therapeutics, Inc.

since July 2016, and privately-held biotechnology company OMass Therapeutics Limited since May 2023. Mr. Geraghty previously served as Chairman of the board of directors of publicly-traded biotechnology company Palvella Therapeutics, Inc. (formerly Pieris Pharmaceuticals) from November 2017 to December 2024 and publicly-traded biopharmaceutical company Orchard Therapeutics plc from June 2018 to February 2024, and as a member of the board of directors of Aceragen Inc. (formerly Idera Pharmaceuticals, Inc.) from May 2013 to March 2023, which was publicly-traded prior to its liquidation in 2023. He served as an Entrepreneur-in-Residence at Third Rock Ventures from May 2013 to October 2016. Mr. Geraghty served as Senior Vice President, North America Strategy and Business Development at Sanofi from February 2011 to October 2013. Earlier, he held many roles at Genzyme Corporation from 1992 to 2011, including Senior Vice President of International Development and an executive officer, President of Genzyme Europe, and General Manager of Genzyme’s cardiovascular business. He also served as Chairman, President and CEO of GTC Biotherapeutics. Mr. Geraghty received a B.A. from Georgetown University, an M.S. from the University of Pennsylvania, and a J.D. from Yale Law School. We believe Mr. Geraghty’s experience as a senior executive and service on the Boards of Directors of other life sciences companies qualifies him to serve on the Board of Directors.

Steven Hyman, M.D. Dr. Hyman has been a member of the Board of Directors since September 2015. He has served as founding director of the Program in Brain Health at the Broad Institute of Harvard and MIT and as a Core Faculty Member of the Broad Institute since March 2012. Dr. Hyman has served as a Harvard University Distinguished Service Professor of Stem Cell and Regenerative Biology since July 2011. He has served as a member of the board of directors of publicly-traded biotechnology company Cyclerion Therapeutics, Inc. since July 2022. From December 2001 to June 2011, he served as Provost of Harvard University, the University’s chief academic officer. From 1996 to 2001, he served as Director of the U.S. National Institute of Mental Health, where he emphasized investment in neuroscience and emerging genetic technologies. He was elected to the Institute of Medicine in 2000, renamed to the National Academy of Medicine, where he completed his second term on the Governing Council from 2012 to 2018, and has chaired the Forum on Neuroscience and Nervous Systems Disorders, which brings together government, industry, patient groups, and academia (2012 to 2018). He also served on the governing board of the National Research Council, the operating arm of the U.S. National Academies, from 2016 to 2018. He is a fellow of the American Academy of Arts and Sciences, a fellow of the American Association for the Advancement of Science, former president of the Society for Neuroscience, former president of the American College of Neuropsychopharmacology, and a Distinguished Life Fellow of the American Psychiatric Association. Dr. Hyman has served as Board Chair of the Charles A. Dana Foundation (NY) since April 2018. Dr. Hyman received a B.A. from Yale College, an M.A. from the University of Cambridge, which he attended as a Mellon fellow, and an M.D. from Harvard Medical School. We believe that Dr. Hyman’s extensive knowledge of neuroscience combined with his leadership skills qualifies him to serve as a member of the Board of Directors.

Alfred Sandrock, M.D., Ph.D. Dr. Sandrock has been a member of the Board of Directors since February 2022 and has served as our President and Chief Executive Officer since March 2022. From February 1998 to December 2021, Dr. Sandrock served in positions of increasing responsibility at Biogen Inc., culminating in his service as Executive Vice President, Research and Development from October 2019 to December 2021. Dr. Sandrock also served in various Chief Medical Officer roles from 2012 to 2020, including as Executive Vice President, Chief Medical Officer for Biogen from October 2015 to January 2020, and served on Biogen’s Executive Committee from June 2013 to December 2021. Dr. Sandrock held other senior executive positions at Biogen during his tenure, including Group Senior Vice President and Chief Medical Officer, Chief Medical Officer and Senior Vice President of Development Sciences, Senior Vice President of Neurology Research and Development, and Vice President of Clinical Development, Neurology. Dr. Sandrock has served on the boards of directors of privately-held biotechnology companies Verge Genomics Inc. since February 2022, Transition Bio, Inc. since February 2022, Neurimmune, Inc. since February 2022, and Neutargeton Therapeutics since February 2025. Dr. Sandrock served on the boards of directors of publicly-traded biotechnology company Neurocrine Biosciences, Inc., or Neurocrine, from September 2015 to May 2020 and privately-held biotechnology companies Praxis Precision Medicines, Inc. from May 2017 to February 2020, Disarm Therapeutics, Inc. from April 2017 to October 2020, and Atalanta Therapeutics, Inc. from March 2022 to September 2024. Dr. Sandrock earned a B.A. in human biology from Stanford University, an M.D. from Harvard Medical School, and a Ph.D. in neurobiology from Harvard University. We believe Dr. Sandrock’s experience as a senior executive and service on the boards of directors of other life sciences companies qualifies him to serve on the Board of Directors.

Class III Directors Continuing in Office Until the 2027 Annual Meeting of Stockholders

Michael Higgins Mr. Higgins was appointed Chairman of the Board in June 2019. He has been a member of the Board of Directors since July 2015 and also served as our Interim President and Chief Executive Officer from June 2021 to March 2022. Mr. Higgins has served as chairman of the board of directors of Pulmatrix, Inc., a publicly-traded biopharmaceutical company, since April 2020, and Nocion Therapeutics, Inc., a privately-held biopharmaceutical company, or Nocion, since September 2020. Mr. Higgins has also served as a member of the board of directors of Cyclerion Therapeutics, Inc., a publicly-traded biopharmaceutical company, since November 2023; Camp4 Therapeutics Corporation, a publicly-traded biopharmaceutical company, since October 2017; Nocion, since September 2020; and Sea Pharmaceuticals, LLC, a privately-held pharmaceutical company, since October 2016. Mr. Higgins previously served as a member of the board of directors of Genocea Biosciences Inc., a publicly-traded immuno-oncology company, from February 2015 to May 2022. Mr. Higgins is a serial entrepreneur who has helped launch and build numerous companies during his career. He served as Entrepreneur-in-Residence at Polaris Partners, an investment company, from 2015 to 2020. From 2003 to 2014 he served as Senior Vice President, Chief Operating Officer at Ironwood Pharmaceuticals Inc, a biopharmaceutical company. Prior to 2003, Mr. Higgins held a variety of senior business positions at Genzyme Corporation, including Vice President of Corporate Finance and Vice President of Business Development. Mr. Higgins earned a B.S. from Cornell University and an M.B.A. from the Amos Tuck School of Business at Dartmouth College. We believe that Mr. Higgins’ financial and business expertise, including his diversified background as an executive officer in public pharmaceuticals companies and service on the boards of directors of other life sciences companies, qualifies him to serve as a member of the Board of Directors.

Jude Onyia, Ph.D. Dr. Onyia has been a member of the Board of Directors since February 2023. Dr. Onyia has served as the Chief Scientific Officer of Neurocrine since November 2021 and leads the drug discovery and non-clinical development teams. Dr. Onyia previously served as the Chief Scientific Officer of Capsida Biotherapeutics, Inc., a gene therapy platform company, from June 2021 to November 2021. From January 1995 to June 2021, Dr. Onyia served in various roles of increasing responsibility with Eli Lilly and Company, a pharmaceutical company, including as Vice President of Biotechnology Discovery Research from September 2014 to June 2021. Dr. Onyia holds a B.S. in forest biology from the State University of New York (SUNY) College of Environmental Science and Forestry, and a Ph.D. in cell and molecular biology from the SUNY Health Science Center at Syracuse. We believe Dr. Onyia’s more than 25 years of experience in leading research and development in large and small biopharmaceutical and biotechnology companies qualifies him to serve on the Board of Directors.

Nancy Vitale Ms. Vitale has been a member of the Board of Directors since September 2020. Ms. Vitale has served as Chief People Officer at Omada Health, Inc., since January 2022. She has also served as a Co-Founder at Partners for Wellbeing, LLC, a boutique human resources consulting firm, since July 2019, and served as Managing Partner from July 2019 January 2022. Previously, Ms. Vitale served in various human resources leadership roles at biotechnology company Genentech, Inc., a member of the Roche Group, from September 2006 to July 2019, including Chief Human Resources Officer and Senior Vice President. Prior to her time at Genentech, Ms. Vitale served as Head of Human Resources, Gillette North America Commercial Operations at Procter & Gamble, a consumer goods company, from April 2004 to August 2006 and as Vice President of Human Resources at Cigna Corporation, a health service company, from April 2001 to April 2004. Ms. Vitale served on the Board of Directors for the Make-A-Wish Foundation from January 2017 to July 2021. Ms. Vitale received a B.B.A. from the University of Michigan and a M.B.A. from the Goizueta Business School at Emory University. We believe Ms. Vitale’s business and human resources expertise, including her experience as a human resources executive in the biotechnology industry, qualifies her to serve as a member of the Board of Directors.

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes properly cast by the stockholders on this proposal at the Annual Meeting. The proposal for the election of directors relates solely to the election of Class I directors nominated by the Board of Directors. Broker “non-votes” and proxies marked to withhold authority with respect to one or more Class I directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

The Board of Directors recommends that stockholders vote FOR the election of the Class I director nominees listed above.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd Frank Act, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executive officers with those of our stockholders.

The “Executive Compensation” section of this Proxy Statement describes in detail our executive compensation programs and the decisions made by our Compensation Committee of the Board of Directors, or the Compensation Committee, and the Board of Directors. Highlights of our executive compensation program include the following:

●	Competitive, market-based salaries;
●	Short-term incentive cash bonuses, payable at the discretion of the Board of Directors and assessed on individual and company performance on an annual basis; and
●	Stock options, restricted stock unit awards and an employee stock purchase plan to incentivize long-term value creation, with the potential benefit to be realized if stockholder value is increased as a result of increases in our stock price.

As we describe in the Executive Compensation section, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and seeks to align the interests of our executives with our stockholders. The Board of Directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

The Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or the Board of Directors (or any committee thereof), create or imply any change to our fiduciary duties or the fiduciary duties of the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for us or the Board of Directors (or any committee thereof). However, our Compensation Committee and the Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions. In 2021, the Board of Directors recommended, our stockholders agreed and the Board of Directors thereafter concluded that our stockholders will have the opportunity to cast an advisory vote on the executive compensation of our named executive officers annually. The next stockholder advisory “say-on-frequency” vote is expected to occur at our 2027 annual meeting of stockholders.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 2 requires that a majority of the votes properly cast for and against this proposal vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will not affect the outcome of this proposal.

The Board of Directors recommends that stockholders approve, on a non-binding advisory basis, the compensation of our named executive officers by voting FOR Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors, or Audit Committee, has appointed Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2025, pursuant to Article C, Section 1 of the Audit Committee charter. Ernst & Young has served as our independent auditors since 2015. The Board of Directors is seeking ratification of the Audit Committee’s appointment of Ernst & Young and recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

Ernst & Young has audited our financial statements every fiscal year since the year ended December 31, 2014, as well as the period ended December 31, 2013. We expect representatives of Ernst & Young to attend the Annual Meeting and be available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Ernst & Young Fees

The following table sets forth fees incurred for professional audit services and other services rendered to us by Ernst & Young and its affiliates for the fiscal years ended December 31, 2024 and 2023:

	Fiscal Year 2024	Fiscal Year 2023
Audit Fees	$1,437,000	$729,000
Audit-Related Fees	—	—
Tax Fees	29,870	141,626
All Other Fees	—	—
Total	$1,466,870	$870,626

Audit Fees. Audit fees for each year consist of fees incurred for professional services performed by Ernst & Young for the audit of our annual consolidated financial statements and internal control over financial reporting as applicable, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements and follow-on offerings.

Tax Fees. The tax fees for 2024 consist of fees incurred in connection with routine on-call services. The tax fees for 2023 consist of fees incurred in connection with routine on-call services and services associated with tax compliance, an Internal Revenue Code Section 382 study, and an evaluation of our R&D tax credit.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services, and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee.

All Ernst & Young services and fees in the fiscal years ended December 31, 2024 and 2023 were pre-approved by the Audit Committee and its properly delegated authorities.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 3 requires that a majority of the votes properly cast for and against this proposal vote FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of

Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

PROPOSAL 4

APPROVAL OF THE VOYAGER THERAPEUTICS, INC. 2025 STOCK INCENTIVE PLAN

Why We are Requesting Stockholder Approval

We are requesting that stockholders approve the Voyager Therapeutics, Inc. 2025 Stock Incentive Plan, which we refer to as the 2025 Plan. Our Board believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating the best talent in what is a tremendously competitive labor market. Central to these objectives is our equity-based compensation program, which is consistent with our compensation philosophy and the compensatory practices of other companies in our peer group and other companies that we compete with for talent. We and our Board understand that our equity-compensation needs must be balanced against the dilutive effect of such programs on our stockholders. To that end, and based on careful weighing of these considerations, as more fully described below, on March 18, 2025, upon the recommendation of the Compensation Committee of the Board, or the Compensation Committee, and subject to stockholder approval, the Board adopted the 2025 Plan. If this proposal is approved by our stockholders, we intend to register the additional shares reserved for issuance under the 2025 Plan by filing a Registration Statement on Form S-8 as soon as practicable following such approval.

The 2025 Plan is intended to replace the 2015 Stock Option and Incentive Plan, or the Current Plan, which will expire by its terms on October 13, 2025. The 2025 Plan does not include an evergreen provision (which the Current Plan contains) and includes several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices. If our stockholders approve the 2025 Plan, we will not grant any further awards under the Current Plan after the date of such approval but awards previously granted under the Current Plan will remain outstanding. If the stockholders do not approve the 2025 Plan, then the Current Plan will remain in effect pursuant to its existing terms until its expiration, and we will consider other alternatives as a means of properly and competitively compensating our employees, directors and other service providers, including potentially increasing the amount of cash that we use as compensation.

We intend to utilize the 2025 Plan as we have utilized the Current Plan: specifically, to grant equity awards to our employees, non-employee directors, consultants, and advisors in order to recruit, incentivize, retain and reward those who are critical to our success. Our Compensation Committee determined the requested number of shares for the 2025 Plan based on projected new-hire equity awards, projected annual equity awards to our employees and non-employee directors, employee recognition and promotion awards, and an assessment of the magnitude of the share reserve under the 2025 Plan that our stockholders would likely find acceptable. If stockholders approve the 2025 Plan, subject to adjustment in the event of stock splits and other similar events, awards may be made under the 2025 Plan for up to a number of shares of common stock equal to the sum of: (i) 3,631,952 shares of common stock; and (ii) such additional number of shares of common stock (up to 14,190,976 shares) as is equal to the sum of (x) the number of shares of common stock reserved for issuance under the Current Plan that remain available for grant under the Current Plan immediately prior to the date that the 2025 Plan is approved by our stockholders and (y) the number of shares of common stock subject to awards granted under the Current Plan that are outstanding as of the date that the 2025 Plan is approved by our stockholders and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code of 1986, as amended, and any regulations thereunder, or the Code).

We have relied on the inducement grant exception under Nasdaq Listing Rule 5635(c)(4) from time to time to grant nonstatutory stock options and restricted stock units, or Inducement Awards, to certain executives who are eligible under the Nasdaq rules to receive such grants. Because the number of shares available for issuance under the Current Plan has been (and the number of shares available under the 2025 Plan will be, if the 2025 Plan is approved) sufficient to meet our equity compensation needs, we do not expect to utilize Inducement Awards for all future new-hire equity awards; however, we may use such awards from time to time to the extent necessary to make critical hires if the shares available under the 2025 Plan are insufficient to recruit top talent.

The following table includes information, as of March 31, 2025, regarding all of our outstanding equity awards under all of our equity-based compensation plans and arrangements under which shares of common stock may be issued. This includes 13,363,248 shares subject to outstanding awards under the Current Plan, the 2014 Plan, and Inducement Awards as of March 31, 2025, and up to 2,551,873 shares that remain available under the Current Plan for future awards between March 31, 2025, and the date of the Annual Meeting, but does not include shares issuable under our 2015 Employee Stock Purchase Plan.

March 31, 2025
Number of outstanding stock options	10,522,083
Weighted average exercise price of outstanding stock options	$7.43
Weighted average remaining contractual term of outstanding stock options (years)	6.13
Number of outstanding restricted stock units (including performance-based share units)	2,841,165
Shares available under the Current Plan for the grant of future awards between March 31, 2025, and the date of the Annual Meeting	2,551,873
New shares requested for approval pursuant to the 2025 Plan	3,631,952
Estimated total number of shares available for the grant of new awards under all equity-based compensation plans, assuming stockholder approval of the 2025 Plan	6,183,825
Number of shares of common stock outstanding	55,209,485

As of March 31, 2025, there were no outstanding shares of restricted stock, no stock appreciation rights, or any other stock-based awards.

We expect that the proposed share pool under the 2025 Plan will allow us to continue to grant equity awards at our historic rates for approximately two years, but the actual duration of the share pool may vary based on changes in participation, our stock price and market practice.

We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. The Current Plan will expire on October 13, 2025, and, unless the 2025 Plan is approved, we will not have an equity incentive plan under which we can grant awards after the expiration of the Current Plan. Further, if the 2025 Plan is not approved by our stockholders, we will not be able to make equity incentive awards to meet our hiring and retention needs in a highly competitive market, which could have an adverse impact on our business. Moreover, if the 2025 Plan is not approved, we could be forced to increase cash compensation, which will reduce the resources we are able to allocate to meeting our business needs and objectives. Therefore, the approval of the 2025 Plan is vital to our future success.

Our Board believes approval of the 2025 Plan is in the best interests of the Company and its stockholders and recommends a vote “FOR” the approval of the 2025 Plan.

Following below is a discussion of:

●	Highlights of the 2025 Plan;
●	Reasons Why Stockholders Should Approve the 2025 Plan;
●	Information Regarding Overhang and Burn Rate; and
●	Description of the 2025 Plan.

Highlights of the 2025 Plan

The 2025 Plan includes several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices. These features are highlighted below and are more fully described in the summary of the 2025 Plan further below in this proposal as well as in the copy of the 2025 Plan in Appendix A to this proxy statement.

No Evergreen. The 2025 Plan does not include an “evergreen” or other provision that automatically increases the number of shares available for grant under the plan and therefore any increase to the maximum share reserve in the

2025 Plan is subject to approval by our stockholders, allowing our stockholders to have a say in our equity compensation programs.

Clawback Policy. In accepting an award under the 2025 Plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

No Automatic Vesting of Awards on a Sale Event; Double Trigger Acceleration of Vesting in Connection with a Sale Event. The 2025 Plan does not provide for the automatic vesting of awards in connection with a sale event of the Company. Instead, the 2025 Plan includes “double trigger” acceleration pursuant to which awards will become fully vested and nonforfeitable if the participant is terminated without cause in connection with, or within 12 months following, the sale event.

No Liberal Share Recycling. The 2025 Plan prohibits the re-granting of (i) shares withheld or delivered to satisfy the exercise price of an award or to satisfy tax withholding obligations, (ii) shares that were subject to a stock appreciation right, or SAR, and were not issued upon the net settlement or net exercise of such award, or (iii) shares repurchased on the open market using proceeds from the exercise of an award.

No Repricing of Awards. The 2025 Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval.

No Discounted Stock Options or SARs. All stock options and SARs must have an exercise or measurement price that is at least equal to the fair market value of the underlying common stock on the date of grant.

No Reload Stock Options or SARs. No stock options or SARs granted under the 2025 Plan may contain a provision entitling the award holder to the automatic grant of additional stock options or SARs in connection with any exercise of the original stock option or SAR.

No Dividend Equivalents on Stock Options or SARs. No stock options or SARs granted under the 2025 Plan may provide for the payment or accrual of dividend equivalents.

Dividends and Dividend Equivalents on Restricted Stock, Restricted Stock Units and Other-Stock Based Awards Not Paid Until Award Vests. Any dividends or dividend equivalents paid with respect to restricted stock, restricted stock units, or RSUs, or other stock-based awards will be subject to the same restrictions on transfer and forfeitability as the award with respect to which they are paid.

Limit on Non-Employee Director Compensation.  The maximum aggregate amount of cash earned or paid and value of awards (calculated based on grant date fair value for financial reporting purposes) granted to any non-employee director in any calendar year may not exceed $750,000 in the case of an incumbent director or $782,500 in the case of the Chair of the Board. However, such maximum aggregate amount shall not exceed $1,000,000 in any calendar year for any individual non-employee director in such non-employee director’s initial year of election or appointment or $1,032,500 in the case of the Chair of the Board. Exceptions to these limitations may only be made by our Board in extraordinary circumstances provided that the non-employee director receiving any additional compensation does not participate in the decision to award such compensation.

Material Amendments Require Stockholder Approval. Stockholder approval is required prior to an amendment of the 2025 Plan that would (i) materially increase the number of shares authorized (other than as provided under the 2025 Plan with respect to certain corporate events or substitute awards), (ii) expand the types of awards that may be granted, or (iii) materially expand the class of participants eligible to participate.

Reasons Why Stockholders Should Approve the 2025 Plan

Incentivizes, Retains and Motivates Talent. It is critical to our success that we incentivize, retain and motivate the best talent in what is a tremendously competitive labor market. Our equity-based compensation program has always been and will continue to be a key component in our ability to pay market-competitive compensation to our employees. We have historically granted equity awards to all of our employees and directors, and the approval of the 2025 Plan by our stockholders is important to our ability to maintain this practice.

Aligns with Our Pay-for-Performance Compensation Philosophy. We believe that equity-based compensation is inherently performance-based. As the value of our stock appreciates, our employees receive greater compensation at the same time that our stockholders are receiving a greater return on their investment. Conversely, if the stock price does not appreciate following the grant of an equity award, then our employees would not receive any compensation in respect of stock options and would receive lower compensation than intended in respect of restricted stock units.

Aligns Employee and Director Interests with Stockholder Interests. Providing our employees and non-employee directors with compensation in the form of equity directly aligns the interests of those employees and non-employee directors with the interests of our stockholders. If the 2025 Plan is approved by our stockholders, we will be able to continue granting equity-based incentives that foster this alignment between our employees and non-employee directors and our stockholders.

Consistent with Stockholder Interests and Sound Corporate Governance. As described under the heading “Highlights of the 2025 Plan” and more thoroughly below, the 2025 Plan was purposefully designed to include features that are consistent with the interests of our stockholders and sound corporate governance practices.

Information Regarding Overhang and Burn Rate

In developing our share request for the 2025 Plan and analyzing the impact of utilizing equity as a means of compensation on our stockholders, we considered both our “overhang” and our “burn rate.”

Overhang is a measure of potential dilution, which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the number of shares of common stock outstanding. As of March 31, 2025, there were 13,363,248 shares underlying all equity awards outstanding under the Current Plan, the 2014 Plan, and Inducement Awards, 2,551,873 shares available under the Current Plan for the grant of future awards between March 31, 2025, and the Annual Meeting, and 55,209,485 shares of common stock outstanding. Accordingly, our overhang at March 31, 2025, was 29%. If the 3,631,952 shares proposed to be authorized for grant under the 2025 Plan are included in the calculation, our overhang on March 31, 2025, would have been 35%. Importantly, a significant portion of our outstanding stock options are “underwater” – that is, the exercise prices of the options exceed our current trading price. Those underwater options do not provide meaningful retention or incentive impacts to our employees. Said differently, those options do not provide the holding power that we need to keep key talent at Voyager, which is why stockholder approval of the 2025 Plan is so critical. The weighted average exercise price of outstanding options currently held by participants is $7.43 per share with a portion of outstanding options priced above $10.00 per share. Our stock price on March 31, 2025 closed at $3.38 per share meaning our valuation would have to double or triple for options to provide any value to participants. If we omit the underwater options from the overhang calculations, our overhang without the shares requested under the 2025 Plan would have been 12% as of March 31, 2025, and if the shares proposed to be authorized under the 2025 Plan were included, our overhang on March 31, 2025 would have been 19%.

Burn rate provides a measure of the potential dilutive impact of our equity award program, which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our burn rate for the 2024, 2023 and 2022 calendar years, as well as an average over those years. The 12% burn rate from 2022 is a result of our hiring a new Chief Executive Officer (Dr. Sandrock) as well as two other members of the senior leadership team during that year. The 2022 burn rate exceeds our intended annual burn rate, as demonstrated by our lower burn rates in each of 2023 and 2024. When factoring in forfeited shares, our net burn rate is more consistent across the three years presented.

	Awards Granted (#)	Awards Forfeited (#)	Basic Weighted Average Number of Shares of Common Stock Outstanding (#)	Gross Burn Rate (1)	Net Burn Rate (2)
Calendar Year
2024	3,417,534	(1,141,334)	57,667,543	6%	4%
2023	3,326,050	(924,628)	43,020,747	8%	6%
2022	4,645,555	(2,627,370)	38,356,810	12%	5%
Three-Year Average	3,796,380	(1,564,444)	46,348,367	9%	5%

(1)	We define “gross burn rate” as the number of equity awards granted in the year divided by the basic weighted average number of shares of common stock outstanding. For purposes of this calculation, for each year, we counted the number of equity awards subject to any performance-based achievement based on the maximum number of shares of our common stock issuable under such awards.
(2)	We define “net burn rate” as the number of equity awards granted in the year, minus the number of equity awards forfeited during the year, divided by the basic weighted average number of shares of common stock outstanding. For purposes of this calculation, for each year, we counted the number of equity awards subject to any performance-based achievement based on the maximum number of shares of our common stock issuable under such awards.

Equity Compensation Plan Information

For more information on our equity compensation plans, please see the section titled “Equity Compensation Plans” contained elsewhere in this proxy statement.

Description of the 2025 Plan

The following is a brief summary of the 2025 Plan, a copy of which is attached as Appendix A to this proxy statement. References to the Board in this summary shall include the Compensation Committee or any similar committee or sub-committee or the Delegated Persons (as defined below) to the extent that our Board’s powers or authority under the 2025 Plan have been delegated to such committee or Delegated Persons, in accordance with the 2025 Plan.

For purposes of this proposal and except where the context otherwise requires, the term “Company” and similar terms shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

Types of Awards; Shares Available for Awards; Share Counting Rules

The 2025 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, RSUs, other stock-based awards, and cash awards as described below.

Subject to adjustment in the event of stock splits, stock dividends and other similar events, awards may be made under the 2025 Plan (any or all of which awards may be in the form of incentive stock options) for up to a number of shares of common stock equal to the sum of: (i) 3,631,952 shares of our common stock; and (ii) such additional number of shares of common stock (up to 14,190,976 shares) as is equal to the sum of (x) the number of shares of common stock reserved for issuance under our Current Plan that remain available for grant under the Current Plan as of the date the 2025 Plan is approved by the Company’s stockholders and (y) the number of shares of common stock subject to awards granted under the Current Plan that were outstanding as of the date the 2025 Plan is approved by the Company’s stockholders which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations under the Code). Shares of common stock issued under the 2025 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

The 2025 Plan provides that the maximum aggregate amount of cash and value of awards (calculated based on grant date fair value for financial reporting purposes) granted to any individual non-employee director in any calendar year may not exceed $750,000 in the case of an incumbent director or $782,500 in the case of the Chair of the Board. However, such maximum aggregate amount shall not exceed $1,000,000 in any calendar year for any individual non-employee director in such non-employee director’s initial year of election or appointment or $1,032,500 in the case of the Chair of the Board. Moreover, fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense will not count against this limit. Exceptions to this limitation may only be made by our Board in extraordinary circumstances provided that any non-employee director receiving additional compensation does not participate in the decision to award such compensation. This limitation does not apply to cash or awards granted to a non-employee director in his or her capacity as an advisor or consultant to the Company.

For purposes of counting the number of shares available for the grant of awards under the 2025 Plan, all shares of common stock covered by SARs shall be counted against the number of shares available for the grant of awards under the 2025 Plan. However, SARs that may be settled only in cash will not be so counted. Similarly, to the extent that an RSU award may be settled only in cash, no shares will be counted against the shares available for the grant of awards under the 2025 Plan. In addition, if we grant a SAR in tandem with a stock option for the same number of shares of our common stock and provide that only one such award may be exercised, referred to as a tandem SAR, only the shares covered by the stock option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the 2025 Plan.

Shares covered by awards under the 2025 Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an award being settled in cash rather than stock) will again be available for the grant of awards under the 2025 Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of a SAR, the number of shares counted against the shares available for the grant of awards under the 2025 Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of common stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the 2025 Plan. Shares repurchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards under the 2025 Plan.

In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board may grant awards under the 2025 Plan in substitution for any stock options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the 2025 Plan. No such substitute awards shall count against the overall share limit contained in the 2025 Plan, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Stock Options. A participant who is awarded a stock option receives the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the award agreement. A stock option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Stock options may not be granted at an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. If our Board approves the grant of a stock option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the 2025 Plan, stock options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries).

The 2025 Plan permits participants to pay the exercise price of stock options using one or more of the following methods of payment: (i) by cash or by check, (ii) except as may otherwise be provided in the applicable award agreement or approved by our Board, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable award agreement or approved by our Board, and subject to certain conditions, by delivery to us (either by actual delivery or attestation) of shares of common stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option award agreement or approved by our Board, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the stock option being exercised divided by the fair market value of our common stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable award agreement or approved by our Board, by any other lawful means, or (vi) by any combination of these forms of payment. No stock option granted under the 2025 Plan may contain a provision entitling the participant to the automatic grant of additional stock options in connection with any exercise of the original stock option. No stock options granted under the 2025 Plan may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights. A participant who is awarded a SAR receives, upon exercise, a number of shares of our common stock, or cash (or a combination of shares of our common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. The 2025 Plan provides that the measurement price of a SAR may not be less than 100% of the fair market value of our common stock on the date the SAR is granted (provided, however, that if our Board approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the 2025 Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the 2025 Plan may provide for the payment or accrual of dividend equivalents.

Limitation on Repricing of Stock Options or SARs. Unless such action is approved by our stockholders or otherwise permitted under the terms of the 2025 Plan in connection with certain changes in capitalization and reorganization events, we may not (i) amend any outstanding stock option or SAR granted under the 2025 Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding stock option or SAR, (ii) cancel any outstanding stock option or SAR (whether or not granted under the 2025 Plan) and grant in substitution therefor new awards under the 2025 Plan (other than certain substitute awards issued in connection with a merger or consolidation of an entity with us or an acquisition by us, described above) covering the same or a different number of shares of our common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled stock option or SAR, (iii) cancel in exchange for a cash payment any outstanding stock option or SAR with an exercise price or measurement price per share above the then-current fair market value of our common stock, or (iv) take any other action under the 2025 Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the Company’s stock is listed or traded.

Restricted Stock Awards. A participant who is granted a restricted stock award is entitled to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost), in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.

Restricted Stock Unit Awards. A participant who is granted an RSU award is entitled to receive shares of our common stock, or cash equal to the fair market value of such shares or a combination thereof, in the event that the conditions specified in the applicable award are satisfied, with such shares to be delivered at the time such award vests or on a deferred basis pursuant to the terms and conditions established by our Board. Our Board may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. An RSU award agreement may provide the applicable participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on dividend equivalents.

Other Stock-Based Awards. Under the 2025 Plan, our Board may grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our Board may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the 2025 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our Board may determine. The award agreement of an other stock-based award may provide the participant who receives such award with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded. No interest will be paid on dividend equivalents.

Cash Awards. Under the 2025 Plan, the Board has the right to grant cash-based awards including awards subject to performance conditions.

Performance and Market Conditions. Awards under the 2025 Plan may be made subject to the achievement of performance goals. Our Board may specify that the degree of granting, vesting, expiration and/or payout of any award subject to performance-based or market-based vesting conditions will be subject to the achievement of one or more of the following measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following measures (and which may be determined pursuant to generally accepted accounting principles, or GAAP, or on a non-GAAP basis, as determined by the Board): achievement of specified research and development, publication, clinical and/or regulatory milestones, total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Common Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Common Stock, sales or market shares and number of customers, or any other performance metric selected by the Board. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures will be adjusted to exclude any one or more of: (a) extraordinary items; (b) gains or losses on the dispositions of discontinued operations; (c) the cumulative effects of changes in accounting principles; (d) the write-down of any asset; (e) fluctuation in foreign currency exchange rates; (f) charges for restructuring and rationalization programs; (g) non-cash, mark-to-market adjustments on derivative instruments; (h) amortization of purchased intangibles; (i) the net impact of tax rate changes; (j) non-cash asset impairment charges; and (k) any other factors as the Board may determine. Such performance measures: (A) may vary by participant and may be different for different awards; (B) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and (C) may cover such period as may be specified by the Board. The Board will have the authority to make equitable adjustments to the performance goals in recognition of any changes in the Company’s capitalization, unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Our Board may adjust the amount of cash or number of shares payable pursuant to a performance award, and our Board may, at any time, waive or modify the achievement of the applicable performance measures, including as a result of changes to specified research and development, publication, clinical and/or regulatory milestones. Notwithstanding its designation as a performance award, no stock option or SAR will provide for the payment or accrual of dividend equivalents, any dividends declared and paid by the Company with respect to shares of restricted stock will be subject to the same dividend rules for restricted stock awards not designated as a performance award and any right to receive dividend equivalents on an award of RSUs and other stock-based awards will be subject to the same dividend equivalent rules for such awards that are not designated as a performance award.

Eligibility to Receive Awards

All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to receive awards under the 2025 Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

As of March 31, 2025, approximately 176 persons were eligible to receive awards under the 2025 Plan, including six executive officers (who are current employees), 157 employees (excluding executive officers), nine non-employee directors, and 4 consultants.

On April 21, 2025, the last reported sale price of our common stock on the Nasdaq Global Select Market was $3.21.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code and incentive stock options, our Board may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended, for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.

No Rights as a Stockholder

No participant or designated beneficiary shall have any rights as a stockholder with respect to any shares of common stock to be distributed with respect to an award granted under the 2025 Plan until becoming a record holder of such shares, subject to the terms of an award agreement.

Clawback

In accepting an award under the 2025 Plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future, including without limitation the Voyager Therapeutics, Inc. Compensation Recovery Policy. A participant further agrees to promptly take any action necessary to effectuate any forfeiture or reimbursement that may be required by such clawback policy.

New Plan Benefits Table

The granting of awards under the 2025 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group, other than as set forth below. Under the terms of our non-employee director compensation policy, each non-employee director who is initially appointed or elected to the Board is eligible to receive an option to purchase up to 48,000 shares of our common stock on the date he or she first becomes a non-employee director, which option vests quarterly over four years, subject to the non-employee director’s continued service as a member the Board on the applicable vesting dates. On the date of the annual meeting of stockholders, each continuing non-employee director who has served on the Board is eligible to receive an option to purchase up to 24,000 shares of our common stock, which option will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the next annual meeting of stockholders, in each case, subject to the non-employee director’s continued service as a member of the Board on the vesting date.

Name and Position	Dollar Value	Number of Shares of Common Stock Underlying Stock Option Awards
Alfred Sandrock, M.D., Ph.D.	—	—
President and Chief Executive Officer	—	—
Toby Ferguson, M.D., Ph.D.	—	—
Chief Medical Officer
Nathan Jorgensen, Ph.D.	—	—
Chief Financial Officer	—	—
All current executive officers as a group	—	—
All current directors who are not executive officers as a group (1)	(2)	216,000
All employees, including all current officers who are not executive officers, as a group	—	—

(1)	Represents the annual stock option award to purchase shares of common stock to be granted in 2025 to each non-employee director. Under our non-employee director compensation policy, each non-employee director will receive an annual stock option award of 24,000 shares on the date of our annual stockholder meeting. The value of each stock option to be granted under this policy will be determined using the same method we use to calculate the grant-date fair value of stock options in our financial statements. Excludes (i) stock options that the non-employee directors will be entitled to receive under our non-employee director compensation policy for subsequent years following 2025 and (ii) any discretionary awards that any non-employee director may be awarded under the 2025 Plan.
(2)	The dollar value of annual stock option award to be granted in 2025 to each non-employee director (as more fully described in footnote (1)) is not determinable at this time as such awards will be determined based on the closing price of our common stock on the Nasdaq Global Select Market on the date of grant.

Administration

The 2025 Plan will be administered by our Board. Our Board has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2025 Plan that it deems advisable and to construe and interpret the provisions of the 2025 Plan and any award agreements entered into under the 2025 Plan. Our Board may correct any defect, supply any omission or reconcile any inconsistency in the 2025 Plan or any award. All actions and decisions by our Board with respect to the 2025 Plan and any awards made under the 2025 Plan will be made in our Board’s discretion and will be final and binding on all persons having or claiming any interest in the 2025 Plan or in any award.

Pursuant to the terms of the 2025 Plan, our Board may delegate any or all of its powers under the 2025 Plan to one or more committees or subcommittees of our Board. The Board has authorized the Compensation Committee to administer the 2025 Plan. Awards granted to non-employee directors must be granted and administered by a committee of the Board, all of the members of which are independent directors as defined by Section 5605(a)(2) of the rules of the Nasdaq Stock Market.

Subject to any requirements of applicable law, the Board may, by resolution, delegate to one or more persons (including officers) or bodies, we refer to such persons or bodies as the Delegated Persons, the power to grant awards (subject to any limitations under the 2025 Plan) to eligible service providers of the Company and to exercise such other powers under the 2025 Plan as the Board may determine, provided that the Board shall fix (i) the maximum number of awards, and the maximum number of shares issuable upon exercise thereof, that may be issued by such Delegated Persons, (ii) the time period during which such awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum amount of consideration (if any) to be received by the Company or its subsidiaries for which such awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise thereof; and provided further that (I) no Delegated Person shall be authorized to grant awards to itself, and (II) no Delegated Person shall be authorized to grant awards to any “executive officer” (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, or the Exchange Act), or to any “officer” (as defined by Rule 16a-1(f) under the Exchange Act).

Subject to applicable limitations contained in the 2025 Plan, the Board, the Compensation Committee, or any other committee or subcommittee or Delegated Person to whom the Board has delegated authority pursuant to the 2025

Plan, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Except as otherwise provided in the 2025 Plan, each award under the 2025 Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our Board need not treat participants uniformly. Our Board will determine the effect on an award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award.

The Board may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our Board, to (i) the number and class of securities available under the 2025 Plan, (ii) the share counting rules set forth in the 2025 Plan, (iii) the number, class, exercise, measurement or purchase price and any other per share related provisions of shares subject to each outstanding award, and (iv) any performance goals applicable to an award. In the event we effect a split of our common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding stock option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a participant who exercises a stock option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of common stock acquired upon such stock option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the 2025 Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our Board’s approval) arising out of any act or omission to act concerning the 2025 Plan unless arising out of such person’s own fraud or bad faith.

Amendment of Awards. Except as otherwise provided under the 2025 Plan with respect to repricing outstanding stock options or SARs and with respect to actions requiring stockholder approval, our Board may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our Board determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the 2025 Plan or the change is otherwise permitted under the terms of the 2025 Plan in connection with certain corporate events.

Reorganization Events

The 2025 Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the 2025 Plan as (i) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (ii) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (iii) our liquidation or dissolution.

Provisions Applicable to Awards Other than Restricted Stock. Under the 2025 Plan, if a reorganization event occurs, our Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our Board determines (except to the extent specifically provided otherwise in an applicable award agreement, another agreement between a participant and us, or another Company plan):

(i) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a participant, provide that all unvested awards will be forfeited immediately before the reorganization event and/or that all unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (iv) make or provide for a payment in such form (which may include, without limitation, cash, cash equivalents and/or securities of the acquiring or succeeding corporation (or an affiliate thereof)) as may be determined by our Board to participants with respect to each award held by a participant equal in value to (I) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (II) the excess, if any, of (A) the amount of cash and/or value, as determined by our Board in its discretion, of any non-cash consideration per share of common stock to be received by holders of common stock as a result of the reorganization event, or the Acquisition Price, over (B) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, provided, that any escrow, holdback, earn out or similar provisions in the definitive agreement governing the reorganization event may (as determined by our Board) apply to such payments to the same extent and in the same manner as such provisions apply to holders of common stock, and provided further that if the Acquisition Price does not exceed the exercise price of the award, then the award will be cancelled without any payment of consideration, (v) provide that, in connection with our liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.

Our Board is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain RSU awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement or as otherwise specified in the 2025 Plan. Our Board, with reasonable notice to participants holding stock options or SARs, may impose a limitation on the ability of these participants to exercise their awards for the minimum number of days prior to the closing of the reorganization event as is reasonably necessary to facilitate the orderly closing of the reorganization event.

Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our Board determines otherwise, apply to the cash, securities or other property which our common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and us, either initially or by amendment or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and us, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.

Sale Event

The 2025 Plan contains provisions addressing the consequences of a sale event. A sale event is defined in the 2025 Plan as: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the common stock of the Company to an unrelated person, entity or group thereof acting in concert or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

Pursuant to a sale event, the parties to the sale event may: (i) cause the assumption or continuation of awards by the successor entity, (ii) cause the substitution of such awards with new awards of the successor entity or parent thereof or (iii) to the extent the parties to such sale event do not provide for the assumption, continuation or substitution of awards, terminate the Plan and all outstanding awards.

In the event of the termination of the Plan and outstanding awards, except as may be otherwise provided in the relevant award agreement, all options and SARs that are not exercisable immediately prior to the effective time of the sale event will become fully exercisable, all other awards with time-based vesting, conditions or restrictions will become fully vested and nonforfeitable and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the Board’s discretion or to the extent specified in the relevant award agreement. Pursuant to such termination, (i) the Company will have the option to make or provide for a cash payment to the holders of options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the consideration payable to stockholders per share of common stock pursuant to the sale event, or the Sale Price, multiplied by the number of shares of common stock subject to outstanding options and SARs (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding options and SARs; or (ii) each participant will be permitted, within a specified period of time prior to the consummation of the sale event as determined by the Board, to exercise all of their outstanding options and SARs (to the extent then exercisable). The Company will also have the option to make or provide for a cash payment for all other awards.

In addition, if a participant’s awards are assumed, continued or substituted in connection with a sale event, all such awards shall become fully vested and nonforfeitable if the participant is terminated without “cause” (as defined in the 2025 Plan) in connection with, or within 12 months following, the sale event.

Provisions for Foreign Participants

The Board may establish one or more sub-plans under the 2025 Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the 2025 Plan containing any limitations on the Board’s discretion under the 2025 Plan and any additional terms and conditions not otherwise inconsistent with the 2025 Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the 2025 Plan, but each supplement will only apply to participants within the affected jurisdiction.

Withholding

The participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before we will deliver stock certificates or otherwise recognize ownership of common stock under an award. We may elect to satisfy the withholding obligations through additional withholding on salary or wages. If we elect not to or cannot withhold from other compensation, the participant must pay us the full amount, if any, required for withholding or have a broker tender to us cash equal to the withholding obligations. Payment of withholding obligations is due before we will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless we determine otherwise. If provided for in an award or approved by the Board, a participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of common stock, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the Board, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed our minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that we are able to retain shares of common stock having a fair market value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or we are withholding in a jurisdiction that does not have a statutory minimum withholding tax, we may retain such number of shares (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax) as we shall determine to be necessary to satisfy the tax liability associated with any award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Amendment or Termination

No award may be granted under the 2025 Plan after June 2, 2035, but awards previously granted may extend beyond that date. Our Board may amend, suspend or terminate the 2025 Plan or any portion of the 2025 Plan at any time, except that (i) no amendment may be made to the plan to permit a stock option or SAR to be repriced without stockholder approval and (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which we maintain our primary listing may be made effective unless and until such amendment has been approved by our stockholders. If the national securities exchange on which we maintain our primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if our common stock is not then listed on any national securities exchange), no amendment of the 2025 Plan materially increasing the number of shares authorized under the plan (other than as provided under the 2025 Plan with respect to certain corporate events or substitute awards), expanding the types of awards that may be granted under the plan or materially expanding the class of participants eligible to participate in the plan will be effective unless and until our stockholders approve such amendment. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our Board may not effect such modification or amendment without such approval.

Unless otherwise specified in the amendment, any amendment to the 2025 Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the 2025 Plan at the time the amendment is adopted, provided that our Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the 2025 Plan. No award will be made that is conditioned on stockholder approval of any amendment to the 2025 Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to the receipt of such stockholder approval.

If stockholders do not approve the 2025 Plan, the 2025 Plan will not go into effect, and we will not grant any awards under the 2025 Plan. In this event, we plan to continue to grant equity awards under the Current Plan until it expires on October 13, 2025, and the Board will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2025 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the stock option grant date and ending three months before the date the participant exercises the stock option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the stock option was granted and more than one year after the stock option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the stock option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of common stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 4 requires that a majority of the votes properly cast for and against this proposal vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will not affect the outcome of this proposal.

The Board of Directors recommends that stockholders vote FOR the approval of the 2025 Stock Incentive Plan.

PROPOSAL 5

APPROVAL OF THE VOYAGER THERAPEUTICS, INC. AMENDED AND RESTATED 2015 EMPLOYEE STOCK PURCHASE PLAN

Why We are Requesting Stockholder Approval of an Amendment and Restatement of the 2015 Employee Stock Purchase Plan

We are requesting that stockholders approve an amendment and restatement of the Voyager Therapeutics, Inc. 2015 Employee Stock Purchase Plan to make certain changes as described below. Our 2015 Employee Stock Purchase Plan, which we refer to as the ESPP, was adopted in connection with the Company’s initial public offering and was approved by our Board on October 14, 2015, and by our stockholders on October 29, 2015. The ESPP became effective immediately prior to the closing of our initial public offering on November 16, 2015. The ESPP currently provides eligible employees with the opportunity to purchase up to an aggregate of 3,941,700 shares of our common stock. As of March 31, 2025, 1,930,803 shares of common stock had been purchased by employees participating in the ESPP, and 2,010,897 shares of common stock remained available for issuance under the plan.

On March 18, 2025, our Board adopted, subject to stockholder approval, the Amended and Restated 2015 Employee Stock Purchase Plan to: (i) eliminate the “evergreen provision” in the ESPP and (ii) expand the class of eligible employees by eliminating the requirement that participants must have completed six months of employment. We refer to the ESPP, as amended and restated, as the A&R ESPP.

We believe that the availability of an adequate reserve of shares for issuance under the A&R ESPP will benefit us by providing employees with an opportunity to acquire shares of our common stock and will enable us to attract, retain and motivate key employees with experience and ability. Further, we believe it is in the best interest of the Company to encourage stock ownership by employees of the Company. Therefore, we consider approval of the A&R ESPP vital to our future success. Accordingly, our Board believes approval of the amendment and restatement of the ESPP is in the best interests of the Company and its stockholders and recommends a vote “FOR” the approval of the Amended and Restated 2015 Employee Stock Purchase Plan.

Summary of the Provisions of the A&R ESPP

The following is a summary of the terms of the A&R ESPP which is qualified in its entirety by reference to the A&R ESPP. A copy of the A&R ESPP is attached as Appendix B to this proxy statement.

Eligibility

All of our employees and all employees of any of our subsidiaries designated by our Board from time to time are eligible to participate in the A&R ESPP provided that:

•	such person is customarily employed by us or by our designated subsidiary for more than 20 hours per week; and

•	such person was our employee or an employee of our designated subsidiary on the first day of the applicable offering period under the A&R ESPP.

To participate in an offering described below, an eligible employee must submit an enrollment form to his or her appropriate payroll location at least 15 days prior to the offering (or by such other deadline established by the Administrator (as defined below) of the offering).

No participant is eligible to receive an option to purchase shares of our common stock that would result in the participant owning stock possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any parent or any of our subsidiaries immediately after the grant of such option. For purposes of determining stock ownership of a participant, certain attribution rules under the Code, will apply, and all stock which the participant has a contractual right to purchase will be treated as stock owned by the participant. In addition, no participant may be granted an option which permits his or her rights to purchase stock under any other employee stock purchase plan of the Company and its parents and subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of suck stock (determined on the option grant date or dates) for each calendar year in which the option is outstanding at any time, in compliance with Section 423(b)(8) of the Code. As of March 31, 2025, 163 employees were eligible to participate in the A&R ESPP, including our named executive officers.

Plan Operation

Offerings under the A&R ESPP will begin on the first business day occurring on or after each January 1 and July 1 (referred to as the offering commencement date) and will end on the last business day occurring on or before the following June 30 and December 31 (referred to as the exercise date), respectively, which we refer to as the plan period. The administrator appointed by the Board, or the Administrator, may, in its discretion, choose a different plan period of 12 months or less for each offering.

With respect to any offering under the A&R ESPP, a participant may authorize a payroll deduction at a minimum of 1% and up to a maximum of 10% of the compensation such participant receives for each pay period. Except as determined by the Administrator, a participant may not change such participant’s payroll deductions during any plan period but may do so for future plan periods prior to the commencement of such plan periods.

On the offering commencement date of each plan period, we will grant to each eligible employee who is then a participant in the A&R ESPP an option to purchase on the last day of such offering, at the option price, the lowest of (a) the number of shares of common stock determined by dividing such participant’s accumulated payroll deductions on such exercise date by the option price, (b) 2,500 shares, or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the offering; provided, however, that such option shall be subject to the limitations set forth below. Each participant’s option shall be exercisable only to the extent of such participant’s accumulated payroll deductions on the last day of the plan period (which we refer to as the exercise date). No participant may be granted an option under the A&R ESPP that permits his or her rights to purchase our common stock under the A&R ESPP and any other employee stock purchase plans of us or our subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of our common stock (determined on the date the option is granted) for each calendar year in which the option is outstanding at any time.

Unless a participant withdraws from the A&R ESPP, the option will be exercised automatically on the last day of the plan period as to the largest whole number of shares that are exercisable and can be purchased pursuant to the limitations set forth above. Under the terms of the A&R ESPP, the option price will be 85% of the lesser of the closing price of our common stock (determined as provided under the A&R ESPP) on either (i) the first business day of the plan period or (ii) the exercise date.

Any balance remaining in a participant’s payroll deduction account at the end of a plan period will be automatically refunded to the participant, except that any balance which is less than the purchase price of one share of our common stock will be carried forward for the following offering. A participant may withdraw the balance accumulated in such participant’s account and withdraw from participation in an offering by giving written notice to his or her appropriate payroll location. Such withdrawal will be effective as of the next business day. Any participant who so withdraws may not begin participating again during the remainder of the plan period but may participate in any subsequent offering in accordance with the terms and conditions established by the Administrator.

If any participant’s employment is terminated prior to exercise date, no payroll deductions will be taken from any pay due and owed to the participant and the participant’s account balance will be refunded to the participant or, in the event of the participant’s death, to a designated beneficiary as if the participant had withdrawn. If the designated subsidiary in which a participant is employed ceases to be a subsidiary of ours, or if the participant is transferred to a subsidiary that is not a designated subsidiary, the participant will be deemed to have terminated employment for purposes of the A&R ESPP.

Rights under the A&R ESPP are not transferable by a participant other than by will or the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant.

All funds received or held by us under the A&R ESPP may be combined with other corporate funds and may be used for any corporate purposes. Shares may be issued upon exercise of an option from authorized but unissued shares of our common stock, from shares held in our treasury, or from any other proper source. In the event the total number of shares of our common stock that would otherwise be purchased under any offering plus the number of shares purchased under previous offerings under the A&R ESPP exceeds the maximum number of shares issuable under the A&R ESPP, the shares then available shall be apportioned in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase common stock on such exercise date.

The A&R ESPP will be administered by the Administrator. The Administrator has the authority to make rules and regulations for the administration of the A&R ESPP and its interpretation and decisions with regard thereto will be binding on all persons, including us and the participants.

The A&R ESPP provides that 3,941,700 shares of common stock are reserved for purchase under the plan. We will be required to make equitable adjustments to the number shares approved for the A&R ESPP reflect any subdivision of outstanding shares of common stock, payment of a dividend in common stock or any other changes affecting the common stock.

The A&R ESPP provides that the participation in the A&R ESPP is subject to any minimum required tax withholding on income of the participant in connection with the A&R ESPP. Each participant will agree, that the Company and its subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the participant, including shares issuable under the plan.

The Administrator may adopt special rules applicable to employees of our designated subsidiaries, provided such special rules comply with Section 423(b) of the Code. Any special rules shall, to the extent possible, result in the employees subject to such special rules having substantially the same rights as other participants in the A&R ESPP.

Our Board may at any time, and from time to time, amend the A&R ESPP in any respect. However, we are required under the A&R ESPP to obtain stockholder approval for any amendment increasing the number of shares approved for the A&R ESPP or making any other change that would require stockholder approval in order for the A&R ESPP to qualify as an “employee stock purchase plan” under Section 423(b) of the Code within 12 months of such Board action by the stockholders. Our Board may terminate the A&R ESPP at any time. Upon termination, we will promptly refund all amounts in the accounts of participants.

Plan Benefits

The benefits that will be awarded or paid in connection with the A&R ESPP are not currently determinable. Because benefits under the A&R ESPP will depend on employees’ elections to participate and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by employees if the proposed amendments to the A&R ESPP are approved by the Company’s stockholders.

On April 21, 2025, the last reported sale price of our common stock on the Nasdaq Global Select Market was $3.21.

The following table sets forth, for each of the individuals and groups indicated, the number of shares of our common stock previously purchased under the ESPP from inception through March 31, 2025.

Name and Position	Number of Shares Purchased
Alfred Sandrock, M.D., Ph.D.	7,727
Director, President and Chief Executive Officer
Toby Ferguson, M.D., Ph.D.	—
Chief Medical Officer
Nathan Jorgensen, Ph.D.	—
Chief Financial Officer
All current executive officers as a group	30,805
All current directors who are not executive officers as a group*	—
Each nominee for election as a director	—
Grace E. Colón, Ph.D.*	—
Catherine J. Mackey, Ph.D.*	—
Glenn Pierce, M.D., Ph.D.*	—
George Scangos, Ph.D.*	—
Each associate of any of such directors, executive officers or nominees	—
Each other person who received or is to receive 5% of awards	—
All employees, including all current officers who are not executive officers, as a group	1,930,803

*Ineligible to participate in the ESPP.

United States Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the A&R ESPP and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants. A participant will not have income upon enrolling in the plan or upon purchasing stock at the end of a plan period.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the plan. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the commencement of the plan period during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the plan period commenced; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company. There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 5 requires that a majority of the votes properly cast for and against this proposal vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will not affect the outcome of this proposal.

The Board of Directors recommends that stockholders vote FOR the approval of the 2015 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 7, 2025, for: each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table below lists applicable percentage ownership based on 55,313,413 shares of our common stock outstanding as of April 7, 2025. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days after April 7, 2025, including upon the exercise of stock options or pre-funded warrants or the settlement of restricted stock unit awards. The shares of common stock underlying these stock options, pre-funded warrants, and restricted stock unit awards shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
5% Stockholders
Entities affiliated with Neurocrine Biosciences, Inc.(2)	8,575,316	15.50%
Entities affiliated with EcoR1 Capital, LLC(3)	5,704,296	9.99%
Entities affiliated with Armistice Capital LLC(4)	5,396,000	9.76%
Entities affiliated with BlackRock, Inc.(5)	5,459,941	9.87%
Named Executive Officers and Directors
Alfred Sandrock, M.D., Ph.D.(6)	1,145,053	2.03%
Other Named Executive Officers
Toby Ferguson, M.D., Ph.D.(7)	93,724	*
Nathan Jorgensen, Ph.D. (8)	6,180	*
Other Directors
Michael Higgins(9)	482,078	*
Glenn Pierce, M.D., Ph.D.(10)	321,788	*
James A. Geraghty (11)	266,352	*
Steven Hyman, M.D.(12)	189,764	*
Nancy Vitale(13)	113,000	*
Catherine J. Mackey, Ph.D.(14)	76,250	*
Jude Onyia, Ph.D.(15)	73,660	*
Grace E. Colón, Ph.D.(16)	70,750	*
George Scangos, Ph.D.(17)	67,120	*
All current directors and executive officers as a group (15 persons)(18)	3,746,233	6.39%

*     Indicates beneficial ownership of less than one percent.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts 02421.
(2)	Reflects shares beneficially owned as of February 23, 2023, as set forth on a Schedule 13D/A filed by Neurocrine with the SEC on February 24, 2023. 4,179,728 shares were purchased under a stock purchase agreement with us entered into on January 28, 2019 and 4,395,588 shares were purchased under a stock purchase agreement with us entered into on January 8, 2023. The address for Neurocrine is 12780 El Camino Real, San Diego, CA 92130.
(3)	Based on information provided in a Schedule 13G/A filed by EcoR1 Capital, LLC, or EcoR1,with the SEC on

November 14, 2024, as well as information otherwise known to us as of April 7, 2025. The shares reported under “Shares Beneficially Owned” consist of (i) 3,917,546 shares of common stock held by EcoR1 Capital Fund Qualified, L.P., or Qualified Fund, and other private investment funds managed by EcoR1, and (ii) 1,786,750 shares of common stock issuable to the Qualified Fund and EcoR1, together the EcoR1 Entities upon the exercise of pre-funded warrants issued by us in the 2024 Public Offering (as defined below). The shares reported under “Shares Beneficially Owned” do not include 1,546,583 shares issuable to the EcoR1 Entities upon the exercise of pre-funded warrants due to the 2024 Offering Beneficial Ownership Limitation (as defined below). EcoR1 and Oleg Nodelman claim shared voting and dispositive power over 5,617,719 shares of common stock. Qualified Fund claims shared voting and dispositive power over 5,281,733 shares, though it expressly disclaims membership in a group. EcoR1 is the general partner and investment adviser of Qualified Fund and Mr. Nodelman is the control person of EcoR1. Each of EcoR1, Qualified Fund and Mr. Nodelman disclaims beneficial ownership of all such shares except to the extent of their pecuniary interest therein. The address for each individual or entity listed in this footnote (3) is 357 Tehama Street #3, San Francisco, CA, 94103.
(4)	Based on information provided in a Schedule 13G/A filed by Armistice Capital, LLC, or Armistice Capital, jointly with Stephen Boyd, with the SEC on February 14, 2025. The shares reported under “Shares Beneficially Owned” consist of 5,396,000 shares held by Armistice Capital and Stephen Boyd, as set forth on the Schedule 13G/A filed by Armistice Capital jointly with Stephen Boyd with the SEC on February 14, 2025. Armistice Capital and Steven Boyd claim shared voting and dispositive power over 5,396,000 shares. Armistice Capital is the investment manager of Armistice Capital Master Fund Ltd., or the Master Fund, the direct holder of the shares, and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over the shares held by the Master Fund and thus may be deemed to beneficially own the shares held by the Master Fund. Mr. Boyd, as the managing member of Armistice Capital, may be deemed to beneficially own the shares held by the Master Fund. The Master Fund specifically disclaims beneficial ownership of the shares directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital. The address for Armistice Capital and Mr. Boyd is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY, 10022.
(5)	Based on information provided in a Schedule 13G/A filed by BlackRock, Inc., or BlackRock, with the SEC on August 7, 2024. The shares reported under “Shares Beneficially Owned” consist of 5,459,941 shares held by entities affiliated with BlackRock, as set forth on the Schedule 13G/A filed with the SEC on August 7, 2024. BlackRock claims sole dispositive power with respect to 5,459,941 shares of common stock. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(6)	Consists of 134,264 shares of common stock held by Dr. Sandrock directly, and 1,010,791 shares of common stock issuable upon the exercise of options, 73,941 of which will vest within 60 days of April 7, 2025.
(7)	Consists of 24,914 shares of common stock held by Dr. Ferguson directly, and 68,810 shares of common stock issuable upon the exercise of options, 13,790 of which will vest within 60 days of April 7, 2025.
(8)	Consists of 6,180 shares of common stock issuable upon the exercise of options, 4,120 of which will vest within 60 days of April 7, 2025.
(9)	Consists of 31,314 shares of common stock held by Mr. Higgins directly, and 450,764 shares of common stock issuable upon the exercise of options, 24,000 of which will vest within 60 days of April 7, 2025.
(10)	Consists of 21,788 shares of common stock held by Dr. Pierce directly, and 300,000 shares of common stock issuable upon the exercise of options, 24,000 of which will vest within 60 days of April 7, 2025.
(11)	Consists of 76,588 shares of common stock held by Mr. Geraghty directly, and 189,764 shares of common stock issuable upon the exercise of options, 24,000 of which will vest within 60 days of April 7, 2025.
(12)	Consists of 189,764 shares of common stock issuable upon the exercise of options, 24,000 of which will vest within 60 days of April 7, 2025.
(13)	Consists of 113,00 shares of common stock issuable upon the exercise of options, 24,000 of which will vest within 60 days of April 7, 2025.
(14)	Consists of 76,250 shares of common stock issuable upon the exercise of options, 26,750 of which will vest within 60 days of April 7, 2025.
(15)	Consists of 2,910 shares of common stock held by Dr. Onyia directly, and 70,750 shares of common stock issuable upon the exercise of options, 26,750 of which will vest within 60 days of April 7, 2025.
(16)	Consists of 70,750 shares of common stock issuable upon the exercise of options, 24,000 of which will vest within 60 days of April 7, 2025.
(17)	Consists of 67,120 shares of common stock issuable upon the exercise of options, 26,640 of which will vest within 60 days of April 7, 2025.
(18)	Consists of (i) 404,535 shares of common stock and (ii) 3,341,698 shares of common stock issuable upon the exercise of options, 367,309 of which will vest within 60 days of April 7, 2025.

EQUITY COMPENSATION PLANS

2014 Stock Option and Grant Plan

In January 2014, we adopted the 2014 Stock Option and Grant Plan, or the 2014 Plan, under which we could grant incentive stock options, non‑qualified stock options, restricted stock awards, unrestricted stock awards, or restricted stock units to purchase up to 823,529 shares of common stock to employees, officers, directors and consultants of ours. Under the 2014 Plan, we issued only restricted stock awards during 2014 and we only granted stock options during 2015. The terms of stock awards agreements, including vesting requirements, were determined by the Board of Directors and were subject to the provisions of the 2014 Plan. Stock options granted to employees under the 2014 Plan generally were scheduled to vest over four years, with 25% vesting on the one-year anniversary and 75% vesting ratably, on a monthly basis, over the remaining three years. Stock options granted to non‑employee consultants under the 2014 Plan generally were scheduled to vest monthly over a period of one to four years. As of December 31, 2024, 134,061 options from the 2014 Plan remain outstanding.

2015 Stock Option and Incentive Plan

In October 2015, the Board of Directors and stockholders approved the 2015 Stock Option and Incentive Plan, or 2015 Plan, which became effective upon the completion of our initial public offering, or IPO. The 2015 Plan provides us with the flexibility to use various equity-based incentive and other awards as compensation tools to reward and motivate our workforce. These tools include stock options; stock appreciation rights; restricted stock; restricted stock units, or RSUs; unrestricted stock; performance share awards and cash-based awards. Upon its effectiveness, the 2015 Plan replaced the 2014 Plan. Any options or awards outstanding under the 2014 Plan remained outstanding and effective. The number of shares initially reserved for issuance under the 2015 Plan is the sum of (i) 1,311,812 shares of common stock and (ii) the number of shares under the 2014 Plan that are not needed to fulfill our obligations for awards issued under the 2014 Plan as a result of forfeiture, expiration, cancellation, termination or net issuances of awards thereunder. The number of shares of common stock that may be issued under the 2015 Plan is also subject to increase on the first day of each fiscal year as determined by the 2015 Plan Administrator in an amount up to 4% of our issued and outstanding shares of common stock on the immediately preceding December 31. If stockholders approve the 2025 Plan, we will not grant any further awards under the 2015 Plan after the date of such approval, but awards previously granted under the

2015 Plan will remain outstanding. If stockholders do not approve the 2025 Plan, then the 2015 Plan will remain in effect pursuant to its existing terms until its expiration.

2015 Employee Stock Purchase Plan

In October 2015, the Board of Directors and stockholders approved the 2015 Employee Stock Purchase Plan, or 2015 ESPP. Under the 2015 ESPP, all full-time employees are eligible to purchase our common stock twice per year, at the end of each six-month payment period. During each payment period, eligible employees who so elect, may authorize payroll deductions in an amount within a range of 1% to 10% (whole percentages only) of the employee’s base pay for each payroll period. At the end of each payment period, the accumulated deductions are used to purchase shares of our common stock at a discount. The 2015 ESPP became effective upon the completion of our IPO. If stockholders do not approve the A&R ESPP, then the 2015 ESPP will remain in effect pursuant to its existing terms until its expiration.

The following table sets forth information as of December 31, 2024 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2014 Plan, the 2015 Plan, and the 2015 ESPP as well as grants made outside of these plans in accordance with Nasdaq Rule 5635(c).

Equity Compensation Plan Information

	Number of securities				Number of securities
	to be issued		Weighted-average		remaining available for
	upon exercise		exercise price		future issuance under
	of outstanding		of outstanding		equity compensation plans
	options, warrants,		options, warrants,		(excluding securities
Plan Category	and rights (#)		and rights ($)	(1)	reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans | approved by security holders	8,805,073	(2)	$7.99		5,776,029	(3)
Equity compensation plans | not approved by security holders	1,645,334	(4)	8.62		N/A
Total	10,450,407		$8.09		5,776,029
(1)	Represents the weighted-average exercise price of outstanding options only and does not include outstanding restricted stock unit awards as such awards do not have an exercise price.
(2)	Includes 7,562,464 shares of common stock issuable upon the exercise of outstanding options and 1,242,609 shares of common stock issuable upon the settlement of outstanding restricted stock unit awards. Does not include shares of restricted stock as they have been reflected in our total shares outstanding.
(3)	As of December 31, 2024, there were 3,765,132 shares available for grant under the 2015 Plan and 2,010,897 shares available for purchase under the 2015 ESPP. As of the closing of our IPO, no additional equity awards may be granted under the 2014 Plan. Each of our 2015 Plan and 2015 ESPP contains an “evergreen” provision which allows for an annual increase in the number of shares of our common stock available for issuance under such plan on the first day of each fiscal year. For our 2015 Plan, the annual increase in the number of shares is equal to the lesser of 4% of the number of shares of common stock issued and outstanding or such lesser number of shares of common stock as determined by the 2015 Plan Administrator. For our 2015 ESPP, the annual increase in the number of shares is equal to the lesser of 1% of the number of shares of common stock issued and outstanding or such lesser number of shares of common stock as determined by the Administrator.
(4)	Consists of (a) options to purchase 76,500 shares of our common stock granted to Robin Swartz as an inducement material to her joining our Company as Senior Vice President of Portfolio Management and Patient Engagement in January 2021, (b) options to purchase 122,000 shares of our common stock and 40,667 restricted stock unit awards granted to Jacquelyn Fahey Sandell as an inducement material to her joining our Company as Chief Legal Officer in July 2023, (c) options to purchase 210,000 shares of our common stock and 105,000 restricted stock unit awards granted to Toby Ferguson as an inducement material to his joining our Company as Chief Medical Officer in March 2024, (d) options to purchase 200,000 shares of our common stock and 80,000 restricted stock unit awards granted to Nathan Jorgensen as an inducement material to his joining our Company as Chief Financial Officer in July 2024, (e) options to purchase an aggregate of 100,500 shares of our common stock granted to an individual as an inducement material to their joining our Company in 2020, (f) options to purchase an aggregate of 174,000 shares of our common stock and an aggregate of 12,666 restricted stock unit awards granted to certain individuals as inducements material to their joining our Company in 2022, (g) options to purchase an aggregate of 279,000 shares of our common stock and an aggregate of 131,001 restricted stock unit awards granted to certain individuals as inducements material to their joining our Company in 2023, and (h) options to purchase an aggregate of 76,000 shares of our common stock and an aggregate of 38,000 restricted stock unit awards granted to certain individuals as inducements material to their joining our Company in 2024. The options vest over four years, with 25% vesting on the one-year anniversary of the grant date and 75% vesting ratably, monthly, over the remaining three years. The restricted stock units vest and become settleable subject to the employee’s continued services on each applicable vesting date with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.

EXECUTIVE OFFICERS

The following table identifies our executive officers and sets forth their current position(s) at Voyager and their ages as of April 7, 2025.

Name	Age	Position

Alfred Sandrock, M.D., Ph.D.	67	Director, President and Chief Executive Officer
Nathan Jorgensen, Ph D.	48	Chief Financial Officer; Principal Financial Officer and Principal Accounting Officer
Robin Swartz	54	Chief Business Officer and Chief Operating Officer
Jacquelyn Fahey Sandell	56	Chief Legal Officer
Toby Ferguson, M.D., Ph.D.	55	Chief Medical Officer
Todd Carter, Ph.D.	55	Chief Scientific Officer

You should refer to “Proposal 1: Election of Directors” above for information about our Director, President and Chief Executive Officer, Alfred Sandrock, M.D., Ph.D. Biographical information for our other executive officers, as of April 7, 2025, is set forth below.

Nathan Jorgensen, Ph.D. Dr. Jorgensen has served as our Chief Financial Officer since July 2024. Prior to joining us, Dr. Jorgensen served as the Chief Financial Officer at Vor Biopharma Inc. from May 2020 to June 2024. Prior to Vor Biopharma, he served as Healthcare Portfolio Senior Manager for the Qatar Investment Authority from August 2016 to April 2020. Previously, Dr. Jorgensen led therapeutic investments as a Senior Research Analyst at Calamos Investments LLC, and covered large and small-cap biotechnology sector at Stifel, Nicolaus & Company as an Associate Analyst. He currently serves on the Board of Directors of Momentum Therapeutics. Dr. Jorgensen earned an M.B.A. from Cornell Johnson Graduate School of Management, and a Ph.D. in Neuroscience from the University of Minnesota.

Robin Swartz Ms. Swartz has served as our Chief Operating Officer and Business Officer since November 2024, and previously served as our Chief Operating Officer from February 2022 to November 2024, our Principal Financial Officer and Principal Accounting Officer from April 2024 to July 2024, our Senior Vice President, Business Operations from September 2021 to February 2022 and our Senior Vice President, Portfolio Management and Patient Engagement from January 2021 to August 2021. Prior to joining us, Ms. Swartz served in positions of increasing responsibility at Genzyme Corporation and Sanofi Genzyme, culminating in her service at Sanofi Genzyme as Vice President, Patient and Product Services for Rare Diseases from January 2018 to June 2020 and as Vice President, Head of Global and US Business Operations from June 2015 to December 2017. Her previous roles at Sanofi Genzyme included Chief of Staff to the Executive Vice President and Senior Director, Finance. Ms. Swartz received a B.A. in political science and government from Kenyon College.

Jacquelyn Fahey Sandell Ms. Fahey Sandell has served as our Chief Legal Officer since July 2023. Prior to joining the Company, Ms. Fahey Sandell served as Chief Legal Officer, Corporate Secretary and Compliance Officer of Jounce Therapeutics, Inc., from September 2019 to April 2023. Jounce Therapeutics, Inc. was a biopharmaceutical company acquired by Concentra Biosciences, LLC in May 2023. Previously, Ms. Fahey Sandell served as Vice President, General Counsel, Corporate Secretary, and Compliance Officer of Vericel Corporation, a commercial biologics and device company, from July 2015 to September 2019. Prior to Vericel, Ms. Fahey Sandell held legal positions of increasing seniority at the Takeda Oncology Company (formerly Millennium Pharmaceuticals, Inc.) from 2011 to 2015 and Genzyme Corporation from 2005 to 2011. Ms. Fahey Sandell received her B.A. from Duke University in comparative area studies and French and her J.D. from Boston University School of Law.

Toby Ferguson, M.D., PhD. Dr. Ferguson has served as our Chief Medical Officer since March 2024. Prior to joining us, Dr. Ferguson served in positions of increasing responsibility at Biogen Inc. from October 2013 to February 2024, culminating in his service as Vice President, Head of Neuromuscular Development Unit from February 2020 to February 2024. At Biogen, Dr. Ferguson also served as Executive Medical Director from July 2019 to February 2020, Senior Medical Director from May 2018 to July 2019, and other medical director roles from October 2013 to May 2018. Prior to joining Biogen Inc., Dr. Ferguson was Assistant Professor of Neurology at Shriners Pediatric Research Center and Temple University School of Medicine. Dr. Ferguson received his B.S. in cell biology from the University of Florida, his M.D. and Ph.D. in medicine and neuroscience from the University of Florida College of Medicine, and trained in neurology and neuromuscular neurology at the University of Pennsylvania.

Todd Carter, Ph.D. Dr. Carter has served as our Chief Scientific Officer since September 2022. He previously served as our Senior Vice President of Research from March 2022 to September 2022, our Vice President of Research from November 2018 to March 2022, and as our Senior Director, Neuroscience from June 2016 to November 2018. Prior to joining us in 2016, Dr. Carter served as the Senior Science Advisor to the Office of the Director of the Broad Institute of MIT and Harvard. Previously, he oversaw research at BrainCells Inc. as Senior Director of Biology. Dr. Carter received a B.A. in genetics from Texas A&M University and a Ph.D. in genetics from Columbia University, and he completed his postdoctoral training at the Salk Institute for Biomedical Research.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below the transactions, or series of similar transactions, since January 1, 2023, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two complete fiscal years; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

In November 2015, we adopted a related party policy that requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

2024 Public Offering

In January 2024, we issued and sold 7,777,778 shares of our common stock and, in lieu of common stock to certain investors, pre-funded warrants to purchase 3,333,333 shares of common stock in a public offering, or the 2024 Public Offering, at a public offering price of $9.00 per share of common stock and $8.999 per pre-funded warrant. The 2024 Public Offering resulted in net proceeds to the Company of approximately $93.5 million after deducting underwriting discounts and commissions and estimated offering expenses.

Each pre-funded warrant has an exercise price of $0.001 per share and is exercisable for one share of common stock from the date of issuance until the pre-funded warrant is exercised in full. Under the terms of the pre-funded warrants, we may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, that, upon giving effect to or immediately prior to, would cause: (1) the aggregate number of shares of our common stock beneficially owned by such holder (together with its affiliates) to exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise; or (2) the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 9.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder of a pre-funded warrant may increase or decrease such percentage to any other percentage not in excess of 19.99% provided that any such increase will not be effective until the 61st day after notice from the holder is delivered to us. We refer to this percentage limitation as the 2024 Offering Beneficial Ownership Limitation.

The following table sets forth the aggregate number of shares of our common stock and pre-funded warrants to purchase shares of our common stock that were issued and sold to certain of our 5% stockholders and their respective affiliates in the 2024 Public Offering, and the aggregate purchase price for such shares and pre-funded warrants.

					Shares
				Pre-Funded	Underlying
	Aggregate	Common Stock	Shares of	Warrant	Pre-Funded
Purchaser	Purchase Price	Purchase Price	Common Stock	Purchase Price	Warrants
Entities affiliated with EcoR1 Capital, LLC	$29,996,664	$—	—	$29,996,664	3,333,333
Entities affiliated with Armistice Capital LLC	$4,999,995	$4,999,995	555,555	$—	—
Entities affiliated with BlackRock, Inc.	$14,221,890	$14,221,890	1,580,210	$—	—
Total	$49,218,549	$19,221,885	2,135,765	$29,996,664	3,333,333

Arrangements with Robert Hesslein

Mr. Hesslein served as our Senior Vice President and General Counsel until February 2023. On February 22, 2023, we entered into a transition, separation and release of claims agreement with Mr. Hesslein, or the Hesslein Separation Agreement, pursuant to which Mr. Hesslein resigned from his position as Senior Vice President and General Counsel and from any and all other positions he held as our officer or employee or an officer, employee or director of any of our subsidiaries, effective April 28, 2023, or the Hesslein Separation Date. Pursuant to the terms of the Hesslein Separation Agreement, Mr. Hesslein was entitled to (1) continued payment of his salary, in accordance with our regular payroll practices, for a period of twelve months following the effectiveness of his execution of an additional release of claims, or the Hesslein Pay Period, based on his annualized base salary in effect on the Hesslein Separation Date (an aggregate of $450,754); (2) a prorated annual bonus payment for 2023 based on his target bonus percentage and his time of employment in 2023 through the Hesslein Separation Date, paid in equal installments based on our regular payroll practices over the Hesslein Pay Period (an aggregate of $58,289); and (3) provided he was eligible for and elected to continue COBRA, pay on his behalf the portion of the premium for group health insurance coverage that we pay to active and similarly situated employees receiving the same type of coverage, for a period of twelve months following the Hesslein Separation Date.

In April 2023, we entered into a consulting agreement, or the Hesslein Consulting Agreement, with Mr. Hesslein, pursuant to which Mr. Hesslein agreed to assist us with the transition of his duties and responsibilities following his departure. In connection with the Hesslein Consulting Agreement, Mr. Hesslein was available to provide specified consulting services from time to time and as requested by us. We agreed to pay Mr. Hesslein for the services he rendered to the Company at an hourly consulting rate, in addition to any pre-approved expenses and pass-through costs relating to the consulting services. The Hesslein Consulting Agreement became effective on the Hesslein Separation Date, and remained in effect until September 30, 2023. In accordance with the terms of the Hesslein Consulting Agreement, we paid Mr. Hesslein $45,175 in consulting fees for services provided in 2023.

Arrangements with Peter Pfreundschuh

Mr. Pfreundschuh served as our Chief Financial Officer until April 2024. On April 1, 2024, we entered into a transition, separation and release of claims agreement with Mr. Pfreundschuh, or the Pfreundschuh Separation Agreement, pursuant to which Mr. Pfreundschuh resigned as Chief Financial Officer and from any and all other positions he held as our officer or an officer, employee or director of any of our subsidiaries, effective April 12, 2024 and agreed to resign from all other positions he holds as our employee, effective May 5, 2024, or the Pfreundschuh Separation Date. Pursuant to the terms of the Pfreundschuh Separation Agreement, Mr. Pfreundschuh is entitled to (1) continued payment of his salary, in accordance with our regular payroll practices, for a period of twelve months following the effectiveness of his execution of an additional release of claims, or the Pfreundschuh Pay Period, based on his annualized base salary in effect on the Pfreundschuh Separation Date (an aggregate of $482,664); (2) a prorated annual bonus payment for 2024 based on his target bonus percentage and his time of employment in 2024 through the Pfreundschuh Separation Date, paid in equal installments based on our regular payroll practices over the Pfreundschuh Pay Period; and (3) provided he is eligible for and elects to continue COBRA, the payment on his behalf of the portion of the premium for group health insurance coverage that we pay to active and similarly situated employees receiving the same type of coverage, for a period of twelve months following the Pfreundschuh Separation Date or, if earlier, the end of the calendar month when Mr. Pfreundschuh becomes eligible to receive group health insurance coverage under another employer’s benefit plan.

In May 2024, we entered into a consulting agreement, or the Pfreundschuh Consulting Agreement, with Mr. Pfreundschuh, pursuant to which Mr. Pfreundschuh agreed to assist us with the transition of his duties and responsibilities following his departure. In connection with the Pfreundschuh Consulting Agreement, Mr. Pfreundschuh was available to provide specified consulting services from time to time and as requested by us. We agreed to pay Mr. Pfreundschuh for the services he rendered to the Company at an hourly consulting rate, in addition to any pre-approved expenses and pass-through costs relating to the consulting services. The Pfreundschuh Consulting Agreement became effective on the Pfreundschuh Separation Date, and remained in effect until June 28, 2024. However, we did not pay Mr. Pfreundschuh any consulting fees for services provided in 2024. Additionally, Mr. Pfreundschuh’s equity awards were modified such that, subject to his compliance with the terms and conditions of the Pfreundschuh Separation Agreement and the Pfreundschuh Consulting Agreement, (1) all outstanding time-based stock option and restricted stock unit awards would continue to vest and become exercisable or settleable, as applicable, until the expiration or earlier termination of the Pfreundschuh Consulting Agreement, and (2) all of Mr. Pfreundschuh’s vested stock option awards would remain exercisable for a period of six months following the expiration or earlier termination of the Pfreundschuh Consulting Agreement (but no later than the original expiration date for the applicable stock option award).

Agreements with Stockholders

Collaborations with Neurocrine Biosciences, Inc.

During the years ended December 31, 2024, and 2023, we received cost reimbursement amounts from development costs related to our 2019 and 2023 collaboration and license agreements with Neurocrine, a beneficial owner of more than 5% of our voting securities. Under the collaboration agreements, we and Neurocrine have agreed to conduct research, development, and commercialization of certain of our AAV gene therapy products. Amounts due from Neurocrine are reflected as related party collaboration receivables. As of December 31, 2024, we had approximately $0.7 million in related party collaboration receivables associated with our collaborations with Neurocrine. During the years ended December 31, 2024, and 2023, we recognized $60.1 million and $90.6 million of revenue, respectively, associated with our collaborations with Neurocrine. As of March 31, 2025, we had $0.6 million in related party collaboration receivable associated with our collaborations with Neurocrine and we recognized $4.9 million of revenue associated with our collaborations with Neurocrine during the three months ended March 31, 2025.

Pursuant to the 2023 Neurocrine Collaboration Agreement, Neurocrine paid us an upfront payment of approximately $136.0 million and approximately $39.0 million as consideration for an equity purchase of 4,395,588 shares of our common stock in February 2023. If we decline our option for cost and profit sharing on the research, development, manufacture and commercialization of gene therapy products directed to the gene that encodes glucosylceramidase beta 1, or GBA1, for the treatment of Parkinson’s disease and other diseases associated with GBA1, under the terms of the 2023 Collaboration Agreement, we will be eligible for up to $985 million in total development milestone payments plus substantial potential commercial milestone payments, and tiered royalties ranging from low double-digit to twenty percent on U.S. net sales. Dr. Onyia has been appointed to the Board of Directors as Neurocrine’s designee, as more fully described under the caption “Corporate Governance—Board and Committee Matters—Arrangements between Officers, Directors and Director Nominees”. Dr. Onyia will receive cash and equity compensation pursuant to our non-employee director compensation policy.

Executive Officer and Director Compensation

See “Director Compensation” and “Executive Compensation” for information regarding compensation of directors and executive officers.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers, the forms of which are attached as exhibits to our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2024. The indemnification agreements and our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. The Board of Directors has determined that all current members of the Board of Directors, except Dr. Sandrock and Dr. Onyia, are independent, as determined in accordance with the rules of the Nasdaq Stock Market. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, the Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The positions of our Chairman of the Board of Directors, or Chairman of the Board, and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. The Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as the Chairman of the Board, particularly as the Board of Directors’ oversight responsibilities continue to grow. The Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors. The Board of Directors believes its administration of its risk oversight function has not affected its leadership structure. Although our Bylaws do not require our Chairman of the Board and Chief Executive Officer positions to be separate, the Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Arrangements between Officers, Directors and Director Nominees. In connection with the 2023 Neurocrine Collaboration Agreement, we and Neurocrine amended and restated our existing investor agreement on January 8, 2023, or the Amended and Restated Investor Agreement, providing for standstill and lock-up restrictions and a voting agreement with respect to shares of the Company owned by Neurocrine, and the right for Neurocrine to nominate a director for election to the Board of Directors. Pursuant to the Amended and Restated Investor Agreement, the Board of Directors appointed Jude Onyia, Ph.D., Chief Scientific Officer of Neurocrine, to serve as a Class III director effective February 23, 2023. Under the Amended and Restated Investor Agreement, Neurocrine’s right to designate an individual to serve on the Board of Directors and our agreement to nominate such individual for election is subject to specified conditions and shall terminate upon the earliest of (a) Neurocrine holding less than 10% of our outstanding common stock; (b) a change of control of our company or Neurocrine; (c) a liquidation or dissolution of our Company; and (iv) the date that is ten years from the closing date of the Stock Purchase Agreement by and between Neurocrine and us, dated as of January 8, 2023.

Other than as disclosed above, there is no arrangement or understanding between any of our executive officers, directors or director nominees and any other person, pursuant to which such person was selected to serve as an executive officer or director, as applicable.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts, 02421 Attention: Secretary. We intend to disclose any amendment of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions, or any waiver of our Code of Business Conduct and Ethics for such persons or any other of our officers, by posting such information on our website at vygr.com and/or in our public filings with the SEC.

Compensation Recovery Policy. We have adopted a compensation recovery policy, effective as of October 2, 2023, in accordance with Nasdaq Listing Rule 5608, which provides that, in the event we are required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement under the U.S. federal securities laws as required by the Dodd-Frank Act and corresponding Nasdaq listing standards, we will attempt to recover, reasonably promptly, any incentive-based compensation received by any current or former executive officer, as defined in Rule 16a-1(f) under the Exchange Act, during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement that is in excess of what otherwise would have been received by such executive officer had the amount of incentive-based compensation been determined based on the restated amounts. We filed our compensation recovery policy as Exhibit 97.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on March 11, 2025.

Insider Trading Policy. We have adopted an insider trading policy that governs the purchase, sale and/or other dispositions of our securities by directors, officers and employees of the Company that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards applicable to us. Among other requirements, the Company’s insider trading policy prohibits directors, officers, and employees from engaging in transactions involving the securities of Voyager Therapeutics, Inc. while such individuals are in possession of material, nonpublic information about the Company. The insider trading policy also prohibits such individuals from disclosing material, nonpublic information about the Company to others who may misuse that information, such as by trading on the basis on that information or disclosing it to others. We filed our insider trading policy as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on March 11, 2025.

Corporate Governance Guidelines. The Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the Nasdaq Stock Market and our Certificate of Incorporation and Bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights. Although these corporate governance guidelines have been approved by the Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. Corporate governance guidelines that encompass legal, regulatory or stock exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or stock exchange requirements are modified. In addition, the corporate governance guidelines may also be amended by the Board of Directors at any time as it deems appropriate.

Board Meetings and Committees. The Board of Directors held six meetings in 2024. The directors regularly hold executive sessions at meetings of the Board of Directors. During 2024, each of the directors then in office and for the period during which he or she was in office, attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Continuing directors and nominees for election as directors each year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances. Each of our current directors that was serving as of the 2024 Annual Meeting of Stockholders attended such meeting.

During 2024, the Board of Directors had four committees: Audit Committee, Compensation Committee, Science and Technology Committee, and Nominating and Corporate Governance Committee.

The Board of Directors may establish other committees from time to time.

Audit Committee. Since April 2025, our Audit Committee has been comprised of Grace Colón, Ph.D., James A. Geraghty, Michael Higgins, Steven Hyman, M.D., and Catherine J. Mackey, Ph.D., with Mr. Higgins serving as chair. From September 2024 to April 2025, our Audit Committee was comprised of Grace Colón, Ph.D., James A. Geraghty, Steven Hyman, M.D., and Catherine J. Mackey, Ph.D., with Mr. Geraghty serving as chair. From August 2022 to September 2024, our Audit Committee was comprised of James A. Geraghty, Steven Hyman, M.D., and Catherine J. Mackey, Ph.D., with Mr. Geraghty serving as chair. The Board of Directors has determined that each member of the Audit Committee throughout fiscal 2024 was independent for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules, including the enhanced independence criteria set forth in Rule 10A-3 promulgated under the Exchange Act, and each member had sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The Board of Directors has designated Mr. Higgins as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC.

The Audit Committee’s responsibilities include:

●	appointing, approving the compensation of, reviewing the performance of, and assessing the independence of our independent registered public accounting firm;
●	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
●	reviewing the overall audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
●	reviewing the adequacy of our internal control over financial reporting;
●	establishing policies and procedures for the receipt, retention, and treatment of accounting-related complaints and concerns;
●	recommending, based upon its review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;
●	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;
●	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions;
●	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq Stock Market;
●	reviewing policies related to risk assessment and risk management including cybersecurity related risks along with financial risk; and
●	establishing, maintaining and overseeing our Code of Business Conduct and Ethics.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

The Audit Committee held five meetings during 2024. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market. The Audit Committee reviews its charter annually. A copy of the current Audit Committee charter is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights.

Compensation Committee. Since January 2023, our Compensation Committee has been comprised of Grace Colón, Ph.D., Michael Higgins, Glenn Pierce, M.D., Ph.D., and Nancy Vitale, with Ms. Vitale serving as chair. The Board of Directors has determined that each member of the Compensation Committee throughout fiscal 2024 was “independent” as defined in the rules of the SEC and the applicable Nasdaq Stock Market rules, including the enhanced independence criteria set forth in Rule 10C-1 promulgated under the Exchange Act. The Compensation Committee’s responsibilities include:

●	annually reviewing and recommending for approval by the independent directors of the Board individual and corporate goals and objectives relevant to the compensation of our executive officers;
●	evaluating the performance of our executive officers in light of such individual and corporate goals and objectives and determining the compensation of our executive officers;
●	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
●	conducting the independence assessment outlined in the rules of the Nasdaq Stock Market with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
●	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq Stock Market;
●	overseeing and administering our compensation and similar plans;
●	reviewing and approving our policies and procedures for the grant of incentive-based compensation plans and equity-based awards;
●	reviewing and making recommendations to the Board of Directors with respect to director compensation;
●	reviewing and approving equity award grants, and making recommendations to the Board of Directors with respect to equity award grants made to our directors and chief executive officer;
●	periodically performing a performance evaluation of the committee and reporting to the Board of Directors on the results of such evaluation;
●	reviewing and discussing with management the compensation discussion and analysis, if any, to be included in our annual proxy statement;
●	preparing the committee report to be included in our annual proxy statement or annual report on Form 10-K;
●	reviewing and discussing with the Board of Directors corporate succession plans for senior management positions other than the Chief Executive Officer; and
●	approving or recommending to the Board of Directors the implementation or revision of any of our compensation or “clawback” policies and overseeing the administration of such policies.

The Compensation Committee held seven meetings during 2024. The Compensation Committee operates under a written charter adopted by the Board of Directors and reviews its charter annually. A copy of the current Compensation Committee charter is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights.

Science and Technology Committee. Since May 2023, our Science and Technology Committee has been comprised of Steven Hyman, M.D., Catherine J. Mackey, Ph.D., Jude Onyia, Ph.D., Glenn Pierce, M.D., Ph.D., Alfred

Sandrock, M.D., Ph.D., and George Scangos, Ph.D., with Dr. Hyman serving as chair. The Science and Technology Committee’s responsibilities include:

●	reviewing, evaluating, and advising the Board of Directors and management regarding the long-term strategic goals and objectives and the quality and direction of our research and development programs;
●	monitoring and evaluating trends in research and development, and recommending to the Board of Directors and management emerging technologies for building our technological strength;
●	recommending approaches to acquiring and maintaining technology positions (including but not limited to contracts, grants, collaborative efforts, alliances, and capital);
●	advising the Board of Directors and management on the scientific aspects of business development transactions;
●	regularly reviewing our research and development pipeline;
●	assisting the Board of Directors with its oversight responsibility for enterprise risk management in areas affecting our research and development; and
●	reviewing such other topics as delegated to the Science and Technology Committee from time to time by the Board of Directors.

The Science and Technology Committee held four meetings during 2024. The Science and Technology Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights.

Nominating and Corporate Governance Committee. Since July 2024, our Nominating and Corporate Governance Committee has been comprised of James A. Geraghty, Michael Higgins, George Scangos, Ph.D., and Nancy Vitale with Mr. Geraghty serving as chair. From August 2022 to July 2024, our Nominating and Corporate Governance Committee was comprised of James A. Geraghty, Michael Higgins, and Nancy Vitale with Mr. Geraghty serving as chair. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee throughout fiscal 2024 was “independent” as defined under the applicable listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee’s responsibilities include:

●	developing and recommending to the Board of Directors criteria for Board and committee membership;
●	establishing procedures for identifying and evaluating Board of Directors candidates, including nominees recommended by stockholders;
●	identifying individuals qualified to become members of the Board of Directors;
●	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;
●	developing and recommending to the Board of Directors a set of corporate governance principles;
●	periodically performing a performance evaluation of the committee and reporting to the Board of Directors on the results of such evaluation;
●	reviewing and discussing with the Board of Directors corporate succession plans for the Chief Executive Officer; and
●	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee held four meetings during 2024. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors and reviews its charter annually. A copy of the current Nominating and Corporate Governance Committee charter is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights.

The Nominating and Corporate Governance Committee considers candidates for Board of Director membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Recommendations.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our Bylaws relating to stockholder nominations as described earlier in this Proxy Statement under the heading “Procedure for Submitting Stockholder Proposals and Nominations.”

Identifying and Evaluating Director Nominees. The Board of Directors is responsible for identifying suitable candidates for nomination to the Board. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors.

Dr. Onyia has been appointed to the Board of Directors as Neurocrine’s designee, as more fully described under the caption “Corporate Governance—Board and Committee Matters—Arrangements between Officers, Directors and Director Nominees”.

Minimum Qualifications. The Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board of Directors’ selection as nominees for the Board of Directors and as candidates for appointment to the Board of Directors’ committees. The nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing, be highly accomplished in his or her respective field with superior credentials and recognition, be well regarded in the community and have a long-term reputation for high ethical and moral standards, have sufficient time and availability to devote to the affairs of the Company, and, to the extent such candidate serves or has previously served on other boards, have a demonstrated history of actively contributing at board meetings.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, and the needs of the Board of Directors.

Although we have no formal policy regarding board composition, we strive to assemble a board with a broad range of skillsets, perspectives, and experiences, and we holistically consider such attributes when selecting nominees for director election and in evaluating Board composition and performance. While we do not consider race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law in selecting nominees, the board strives to include individuals with different backgrounds in the pool of candidates from which nominees are selected. We believe that our approach to the selection of director candidates has resulted in a group of director nominees who are individuals of substantial accomplishment with demonstrated leadership capabilities.

Stockholder Recommendations. Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts, 02421, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our Bylaws and must be received by us no later than the date referenced above in “Voting—Procedure for Submitting Stockholder Proposals and Nominations.”

Stockholder Communications. The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for stockholder communication. For a stockholder communication directed to the Board of Directors as a whole, stockholders may send such communication to the attention of the Chairman of the Board via U.S. Mail or Expedited Delivery Service to: Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts, 02421, Attn: Chairman of the Board.

For a stockholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts, 02421.

We will forward by U.S. Mail any such stockholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board of Directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission or the communications are unrelated to the duties and responsibilities of the Board.

Risk Oversight. The Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. The Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, the Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, the Board of Directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The Audit Committee oversees the operation of our risk management program, including the identification of the significant risks associated with our business (including financial and information technology risks) and periodic updates to such risks, and reports to the Board of Directors regarding these activities. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer reports to the Audit Committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and with our Chief Executive Officer and Chief Financial Officer. Each of the other committees of the Board of Directors also contributes to the management of any risks relevant to the committee’s areas of responsibility, and reports to the Board of Directors regarding these activities.

Audit Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, Ernst & Young, including reviewing its independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any audit and non-audit services that may be performed by Ernst & Young; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Ernst & Young is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB. The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2024, with management. The Audit Committee has discussed with Ernst & Young applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to Ernst & Young for the provision of non-audit related services and does not believe that these fees compromise Ernst & Young’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

THE AUDIT COMMITTEE

Michael Higgins Grace Colón, Ph.D. James A. Geraghty Steven Hyman, M.D. Catherine J. Mackey, Ph.D.

Corporate Commitment to our Environmental, Social and Governance (ESG) Profile

We recognize our responsibilities extend beyond financial performance, encompassing a broader commitment to the communities we serve, the environment we share, and the governance structures that guide our actions.

Environmental Stewardship

We have headquartered our operations at 75 Hayden Avenue in Lexington, MA, a recently developed laboratory and office space. The building is representative of our commitment to environment and social responsibility through its Leadership in Energy and Environmental Design Silver designation by the U.S. Green Building Council. This property also features electric vehicle charging stations and bicycle racks and is WELL Health-Safety certified by the International Well Building Institute. Additionally, we maintain a waste management program to separate compostables and recyclables from other trash and to reduce waste. These efforts not only contribute to the health of our planet but also enhance our operational efficiency and resilience. We have installed water dispensers in our offices to reduce the use of disposable bottles, which have saved hundreds of thousands of bottles since installation.

Social Responsibility

Our social commitments are focused on fostering a workplace where every employee feels valued and respected. We extend our social responsibility to the communities in which we operate by supporting local initiatives.

During 2024, we supported several organizations, sponsored programming and made donations as part of our integrated approach to impacting the communities in which we work and live and the patients we seek to impact through our work. The organizations that we supported and contributed to in 2024 included science and technology organizations and charitable organizations supporting patients with neurological diseases.

Governance and Ethics

Our mission is to leverage the power of human genetics to modify the course of and ultimately cure neurological diseases and our people are at the heart of everything we do. As we work towards our vision and mission, we are committed to providing employees with a meaningful career journey and an inclusive culture where they can do their best work while channeling their intellect and energy to make a difference and improve lives.

Over the past few years, several internal initiatives have been created to improve organizational health, including, but not limited to, the introduction of an employee engagement platform, formal recognition programs, and programs focused on holistic well-being. We have begun to see the impact of these efforts, as measured in significant improvements in both our retention rate and turnover rate over the prior year.

Engagement Scoring: In 2021, we implemented an employee engagement platform. Within the platform, employees are prompted to periodically respond to survey questions related to employee engagement, which are aggregated into several scores, and reported to employees each month and to the Compensation Committee each quarter. These reports include an overall engagement score (calculated from 10 sub-metrics), an employee net promoter score, or eNPS, and an overall participation rate. The table below reflects scoring for years ended 2022, 2023, and 2024, respectively. Our 2024 overall engagement score and eNPS were comparable to those of other companies using the platform.

	Overall		Participation
	Engagement		Rate
Year	Score(1)	eNPS(2)	(%)
2022	7.8	14	71
2023	7.6	21	74
2024	7.5	19	61
(1)	The engagement score rating scale is from 0-10.
(2)	The eNPS reflects how likely an employee is to recommend the Company as a good place to work based on a rating scale from 0-10. Employees will be labeled as promoters, passive, or detractors based on their responses

(a score of 9-10 is labeled as a promoter, a score of 7-8 is labeled as passive, and a score of 0-6 is labeled as a detractor). The scale is from -100 to 100 and is calculated by subtracting the percentage of detractors from the percentage of promoters.

Our Values

The Voice of the Employee

In 2023, we introduced an Employee Advisory Board, or EAB, comprising approximately 20 employees from across all business areas and representing all levels. The primary goal of this group is to enhance communication between employees and management, promote a positive work culture, and help shape the workplace environment to better meet the workforce’s needs. The EAB’s input, feedback, and suggestions on various workplace-related issues, policies, and practices provide a bridge for the employees’ perspective to be considered in several decision-making processes, thereby fostering a more inclusive, engaging, and productive work environment.

Total Rewards and Holistic Wellness

We seek to provide eligible employees with competitive compensation, including a market-competitive salary reviewed annually, short-term incentive bonuses, annual equity awards, matching contributions to a 401(k)-retirement plan, life insurance, and the opportunity to participate in our employee stock purchase plan. Our annual short-term incentive bonus program ties compensation to both company and individual performance to foster a pay-for-performance culture.

We recognize that employee health is no longer defined strictly by physical wellness. As such, we have intentionally designed benefits and programming which address the interconnectedness of physical, mental, emotional, and social health in an effort to ensure an optimal employee experience. Examples of programming which address the many facets of holistic wellness are provided below.

Physical Health: As part of our commitment to physical health, we offer an on-site fitness center provided at no cost to employees; reimbursement for offsite gym memberships, fitness classes and specific weight loss programs; and wellness-themed months with supporting activities such as educational programming and fitness challenges.

Belonging, Spiritual and Social Health: We believe it is important for all employees to feel a sense of belonging as they bring their talents and authentic selves to work each day. In addition to our two employee resource groups, waVe and Barrier Breakers, employees are invited to speak company-wide via our program called “Share Your Passion.” These once-monthly meetings highlight our employees’ passions outside of their day-to-day work. We offer regular social gatherings for employees to come together, be it monthly socials, company meals in recognition of holidays, for employee appreciation, or to celebrate other milestone moments as a community. We also support several community-based organizations and provide opportunities for employees to volunteer or engage with local organizations throughout the year, including onsite activities such as assembling learning kits for Science Club for Girls and wellness and hygiene kits for the Urban Farming Institute of Boston and Victory Programs, offsite activities such as backpack assembly for Cradles for Crayons, and donating needed items for organizations like Rosie’s Place and the Children’s Wonderfund. We offer employees several wellness spaces of differing configurations to ensure needs are met for nursing mothers, prayer, or other medical reasons.

Mental and Emotional Health Support: A comprehensive employee assistance program, or EAP, is provided by KGA, Inc. which offers comprehensive mental health, work-life, and management services that are fully integrated across a single platform, with live, personal support 24/7/365. Since its introduction in 2022, we have had strong utilization of this benefit by a majority of our employees, most of whom have indicated they are satisfied with the EAP and would recommend it to their family or co-workers. We offer an unlimited paid time off benefit, company holidays, company “quiet days” where meetings are restricted prior to company holidays, and a shut-down week annually between the holidays of Christmas and New Year. We strive to provide flexible working hours and the option for management-approved remote work to accommodate personal life needs.

Environmental, Intellectual, and Occupational Health: We offer tuition reimbursement for degree programs and professional certifications. In 2023, Babson College agreed to offer our employees access to discounts on their degree programs and certifications and broader programming offered at no cost. We also implemented a new learning platform provided by Hone Group, Inc., to provide all employees with live training and curriculum topics for all organizational levels. We have engaged an external provider, Safety Partners, Inc., to provide a heightened sense of safety in the workplace, including annual mandatory training, safety awareness months on various topics, optional educational programming throughout the year, and ergonomic assessments available as needed. Our employee resource group waVe offers an annual mentoring program to support career progression and employee engagement and satisfaction.

Financial Health Support: In addition to the elements of the total compensation package mentioned above, we offer identity theft protection coverage as a voluntary benefit and access to Prosper Wise, a financial wellness platform offered through MMA Securities, LLC, which provides personalized financial advice and resources, tailored to the profile and goals of employees and their eligible family members. Employees are provided with a total compensation statement each year and educational seminars on the various components of compensation, as well as the mechanics of various equity awards.

Our Team

Our Board of Directors

We and our Board of Directors are committed to building a team that reflects a wide range of perspectives and experiences. As such, our Board of Directors is intentionally composed of individuals with deep knowledge of our business and science, alongside others who bring different skill sets and viewpoints on key matters affecting our company.

This commitment is reflected in the composition of our Board, which includes three individuals who identify as female and three who identify as members of racial or ethnic minority groups. The following table provides information regarding our nominees for director and our existing directors as of the date of this Proxy Statement:

Board Diversity Matrix (As of April 23, 2025)
Total Number of Directors		10

	Female		Male
Part I: Gender Identity
Directors	3		7
Part II: Demographic Background
African American or Black	—		1
Asian	—		1
Hispanic or Latinx	1		—
White	3		6
Two or More Races or Ethnicities	1		1
LGBTQ+		1

Employee Inclusion

As of December 31, 2024, our Senior Leadership Team, or SLT, which includes the Chief Executive Officer and other officers of the Company reporting directly to the Chief Executive Officer, was comprised a diverse group of eight individuals, four of whom identify as female and four of whom identify as male. One member of the SLT identifies as being of two or more races. Our broader Extended Leadership Team, or ELT, is comprised of fourteen other individuals at the Vice President or Senior Vice President levels. Within the ELT, 64% identify as male and 36% identify as female.

The successful execution of our strategy is dependent on attracting, retaining, and motivating a diverse team of highly skilled employees at all levels. Celebrating individuals for who they are through a culture of respect and belonging and welcoming fresh thinking and unique perspectives is important to us. As of December 31, 2024, 50% of our full-time employees identified as women which is consistent with the percentage as of December 31, 2023.

Our overall employee demographic over the past several years has been steadily becoming more diverse, with 47% of employees identifying as racially or ethnically diverse currently and in 2024, as compared to 39% in 2023.

We have also sought to recruit employees who offer diversity of expertise and viewpoints. As of December 31, 2024, 98% of our employees held advanced degrees; 27% have earned bachelor’s degrees and 71% have achieved graduate, doctoral, or professional degrees.

We have two internally led employee resource groups available to all employees:

Women at Voyager Engage (waVe): The mission of waVe is to develop and empower Voyager women and all employees by promoting women’s leadership and fostering a culture of diversity and respect to enhance patient impact.

Barrier Breakers: The mission of Barrier Breakers is to ensure all employees feel that their voices matter, regardless of the titles they hold.

Each group contributes to our culture and organizational health by hosting educational programs, workshops, and discussions, a mentoring program, and providing opportunities to give back to external community-based organizations such as the ones discussed above that are aligned with their missions.

We are committed to fostering a workplace culture that promotes merit-based opportunity, where talent, performance, and contribution are the primary drivers of advancement and recognition. Each year, we conduct a pay equity survey to ensure all employees are compensated fairly, regardless of gender, race, ethnicity, or other characteristics that should not influence pay among employees performing similar work or within job groups. Following our assessments, we provide any adjustments to compensation, as appropriate, and continually analyze structures, practices, and policies to promote fairness, ensure compliance with all legal requirements and improve employee morale and retention.

EXECUTIVE COMPENSATION

Compensation Philosophy

Voyager’s compensation programs are designed to:

●	attract and retain individuals with superior ability, technical, and managerial experience;

●	align executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders; and

●	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company.

Role of the Compensation Committee

Our Compensation Committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers; with respect to the Chief Executive Officer, the Compensation Committee will review and make recommendations to the independent members of the Board of Directors for approval. The Compensation Committee oversees our compensation and benefit plans and policies, administers our equity incentive plans, reviews and approves annually all compensation decisions relating to our executive officers and other officers, and makes recommendations to the independent members of the Board of Directors on compensation for the Chief Executive Officer. The Compensation Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. Aon Human Capital Solutions, a division of Aon plc, or Aon, is the Compensation Committee’s current outside compensation consultant.

Historically, our Compensation Committee reviews all compensation components including base salary, bonus, benefits, equity incentives, and other perquisites, as well as severance arrangements, change-in-control benefits and other forms of executive officer compensation and provides a recommendation on the compensation of our Chief Executive Officer to the Board of Directors and approves the compensation of our other executive officers. In addition, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, at various meetings throughout the year. The Compensation Committee also makes recommendations to the Board of Directors regarding the compensation of non-employee directors and has the authority to administer our equity-based plans, both directly and through delegated authority to the Chief Executive Officer.

Committee Actions in Connection with Say-on-Pay Vote

In 2024, 95% of stockholders who voted at our Annual Meeting on our say-on-pay proposal approved of the compensation of our named executive officers during the prior year. We believe this vote indicates strong support for our executive compensation practices and the overall design of our executive compensation programs. Based on this vote, we have maintained our executive compensation practices and programs.

Compensation Consultant

In 2024, the Compensation Committee engaged Aon as its compensation consultant. In March 2025, the Compensation Committee reviewed information regarding the independence and potential conflicts of interest of Aon, considering, among other things, the relationship between Aon, the members of the Board of Directors, and our executive officers and the factors set forth in the Nasdaq listing standards. Based on such review, the Committee concluded that the engagement of Aon did not raise any conflict of interest. Aon assisted the Committee in conducting competitive compensation assessments for our executive officers for the fiscal year ended December 31, 2024. Additionally, Aon also assisted in the determination of compensation for executive officers hired in 2024.

Competitive Assessment of Compensation – Peer Group and Market Data

In evaluating the total compensation of our executive officers, the Compensation Committee, with the assistance of Aon, established a peer group of 18 publicly-traded companies in the biopharmaceutical industry that was comprised of companies whose market capitalization, number of employees, maturity of product development pipeline or area of therapeutic focus are similar to Voyager. Our 2024 peer group includes the following companies:

Voyager 2024 Compensation Peer Group

4D Molecular Therapeutics, Inc.	Immuneering Corporation	Selecta Biosciences, Inc.
Adverum Biotechnologies, Inc.	MeiraGTx Holdings plc	Stoke Therapeutics, Inc.
Dyne Therapeutics, Inc.	Monte Rosa Therapeutics, Inc.	Tenaya Therapeutics, Inc.
Editas Medicine, Inc.	Ovid Therapeutics, Inc.	Verve Therapeutics, Inc.
Entrada Therapeutics, Inc.	Prelude Therapeutics Inc.	Vigil Neuroscience, Inc.
Foghorn Therapeutics, Inc.	Prime Medicine, Inc.	Wave Life Sciences Ltd.

For the full compensation analysis, Aon supplemented the peer group information with published survey data, which provided a broader market representation of companies and deeper position reporting.

Components of Executive Compensation

Base Salary

Base salary is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries for our named executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent. Base salaries are originally established at the time the executive is hired based on individual experience, skills and expected contributions, our understanding of what executives in similar positions at peer companies were paid, and also negotiations during the hiring process. The base salaries of our named executive officers are reviewed annually and may be adjusted to reflect market conditions and our executives’ performance during the prior year as well as the financial position of the company, or any change in the scope of the officer’s responsibilities.

As of December 31, 2024, the base salaries for our named executive officers were as follows:

	2024	2023
Named Executive Officer	Base Salary	Base Salary	Change Year over Year
Alfred Sandrock, M.D., Ph.D., Chief Executive Officer	$652,080	624,000	5%	(3)
Toby Ferguson, M.D., Ph.D. Chief Medical Officer (1)	$485,000	-	-
Nathan Jorgensen, Ph D. Chief Financial Officer (2)	$480,000	-	-
(1)	In March 2024, Dr. Ferguson commenced serving as Chief Medical Officer. As such, his salary was prorated for service performed.
(2)	In July 2024, Dr. Jorgensen commenced serving as Chief Financial Officer. As such, his salary was prorated for service performed.
(3)	Increase reflects merit-based adjustment.

Performance-Based Variable Cash Compensation

Our Compensation Committee has the authority to award annual performance-based variable cash compensation to our executive officers and make recommendations to the full Board of Directors for approval of performance-based variable cash compensation for the Chief Executive Officer. For 2024, our Chief Executive Officer Dr. Sandrock’s bonus target was set at 55% of base salary pursuant to his employment agreement. Dr. Ferguson’s and Dr. Jorgensen’s bonus targets were set at 40% of base salary pursuant to their employment agreements.

The Compensation Committee approved performance-based variable cash compensation for 2024 performance to Dr. Sandrock, Dr. Ferguson, and Dr. Jorgensen in the amount of $351,471, $148,159, and $90,914, respectively, with the full Board of Directors approving Dr. Sandrock’s payment in the amount of $351,471. These payments were awarded in recognition of our named executive officers’ performance in achieving certain pre-specified corporate and operational milestones and other considerations, and, in the case of Dr. Ferguson and Dr. Jorgensen, were prorated for service performed.

Dr. Sandrock’s bonus reflected corporate performance goals, and, Dr. Ferguson’s and Dr. Jorgensen’s bonuses reflected both corporate and individual performance goals. Our corporate goals for the year ended December 31, 2024 were as follows:

Corporate Goal and Weighting	Achievement Criteria
Advance Named Central Nervous System Pipeline Toward Patients (45%)

- Demonstrate prioritized pipeline execution by advancing VY7523 for Alzheimer’s disease through investigational new drug application and into human clinical trials.
- Prepare for the initiation of clinical trials for our SOD1 amyotrophic lateral sclerosis, GBA1 Parkinson’s disease, and Friedreich’s ataxia programs by initiating or enabling (with respect to Neurocrine collaboration programs) good laboratory practices toxicology studies for all three programs.

Fuel Our Future as a Leader in Neurogenetic medicine (35%)

- Leverage internal and external innovation to expand our neurogenetic medicine modalities and build our non-viral delivery capabilities.
- Fuel our early pipeline by nominating a new non-Neurocrine collaboration development candidate and a new early-stage research program.
- Advance capsid leadership by meeting optimal central nervous system capsid profile and publishing in a top journal.

Maximize Return and Manage Risk to Build Value (20%)

- Enhance financial position through business development and other select financing opportunities, exercising financial discipline (operating within +/- 5% of budget), and continuing to improve our shareholder base.

The Board of Directors determined that the corporate goals were achieved at a rate of 98% for the year ended December 31, 2024. Corporate achievement of 98% was recommended to the Board of Directors by the Compensation Committee based on its review with the SLT of the Company’s achievements on goals and stretch goals in 2024. The Board of Directors considered stretch goals that permit director discretion to add additional performance points, including the initiation of the multiple ascending dose clinical trial for VY7523 and a non-viral delivery program. Dr. Ferguson’s and Dr. Jorgensen’s respective individual goal achievement for the year ended December 31, 2024 was determined by the Compensation Committee based on its review with Dr. Sandrock of the individual goals they had established for the year. Based on their respective goals, each of Dr. Sandrock, Dr. Ferguson, and Dr. Jorgensen was awarded an effective rate of approximately 98%, 101%, and 100% of the amount he was eligible to receive. Dr. Jorgensen’s and Dr. Ferguson’s bonus payments were prorated from July 8, 2024, and March 25, 2024, their respective commencement dates of employment with the Company.

Equity Incentive Compensation

Equity incentive grants to our named executive officers are made at the discretion of the Compensation Committee under the terms of our stock option plans. Equity incentive grants for the Chief Executive Officer are approved by the full Board of Directors based on the recommendation of the Compensation Committee. We believe that equity incentives subject to vesting over time or upon achievement of performance objectives can be an effective vehicle for the long-term element of compensation, as these awards align individual and team performance with the achievement of our strategic and financial goals over time, and with stockholders’ interests, and create incentives that foster employee retention. We create equity incentive award packages that combine stock options and restricted stock units to further align individual performance with achievement of our corporate goals. Stock options, which have exercise prices equal to at least fair market value of our common stock on the date of grant, reward executive officers only if the stock price increases from the date of grant. Stock options granted to new hires generally vest over four years, with 25% vesting on the one-year anniversary and 75% vesting ratably, on a monthly basis, over the remaining three years, based on continued service with the Company through each vesting date. Stock options granted as part of the Company’s annual compensation cycle generally vest ratably, on a monthly basis, over four years. Restricted stock units generally vest over a three-year period, with 33% of the restricted stock units vesting on the first anniversary, 33% of the restricted stock units vesting on the second anniversary, and the remaining restricted stock units vesting on the third anniversary of the grant date, based on continued service with the Company through each vesting date. In 2024, the Compensation Committee made stock option and restricted stock unit grants to our named executive officers as specified in the “Outstanding Equity Awards at Fiscal Year End Table—2024” below, with the full Board of Directors approving Dr. Sandrock’s awards in connection with his continued service as President and Chief Executive Officer, and Dr. Jorgensen’s and Dr. Ferguson’s awards in connection with their commencement of employment.

Policies and Practices Related to the Grant of Equity Awards Close in Time to the Release of Material Nonpublic Information

Our practice is to grant new hire stock option awards to named executive officers and other employees at the Vice President level and above effective upon the applicable named executive officer’s or other employee’s employment commencement date. New hire stock option awards are granted to employees below the Vice President level effective upon the first day of the calendar month following the applicable employee’s employment commencement date. New hire restricted stock unit awards are granted to all employees, regardless of level, effective upon the first day of the calendar quarter immediately following the applicable employee’s employment commencement date. Annual stock option and restricted stock unit awards are granted to all employees upon a date that is pre-determined by the Compensation Committee, typically in February. Equity awards to C-level employees are approved by the Compensation Committee (except for equity awards to the Chief Executive Officer, which are recommended by the Compensation Committee and approved by the Board of Directors). Equity awards to employees at the Senior Vice President level and below are approved by the Chief Executive Officer pursuant to a delegation of authority from the Compensation Committee. Our eligible non-employee directors receive automatic grants of initial and annual stock option awards at the time of a director’s initial appointment or election to the Board of Directors and as of the date of each annual meeting of our stockholders, in accordance with our non-employee director compensation policy as further described under the section entitled “Director Compensation” below.

The Compensation Committee is responsible for overseeing our policies and practices regarding the timing of equity grants in relation to the release of material nonpublic information. We do not currently maintain any written policies regarding the timing of awards of stock options or other equity awards. As a practice, we do not time the release of material nonpublic information based on equity award grant dates for the purpose of affecting the value of compensation to our named executive officers or other employees. During 2024, we did not time the disclosure of material nonpublic information for the purpose of affecting the value of any executive compensation awarded, and no named executive officer was granted an equity award during the period beginning four business days before, and ending one business day after, the filing of a periodic report on Form 10-Q or an annual report on Form 10-K, or the filing or furnishing of a current report on Form 8-K that disclosed material nonpublic information.

Employee Benefits

In addition to the primary elements of compensation described above, the named executive officers also participate in the same broad-based employee benefits programs available to all of our employees, including health insurance, life and disability insurance, dental insurance and our 401(k) plan. We do not provide special benefits to our executive officers.

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, and paid during the fiscal years ended December 31, 2024 and 2023 to any individual who served as our principal executive officer during 2024, and the two most highly compensated executive officers (other than those individuals who served as principal executive officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2024. All of these individuals are our named executive officers for 2024:

									Non‑equity
					Stock		Option		Incentive Plan	All Other
		Salary		Bonus	Awards		Awards		Compensation	Compensation	Total
Name and Principal Position	Year	($)		($)	($)(1)		($)(2)		($)(3)	($)(4)	($)
Alfred Sandrock, M.D., Ph.D.	2024	652,080		—	988,000	(5)	1,372,800	(6)	351,471	13,050	3,377,401
Chief Executive Officer, President, and Director	2023	624,000		—	891,600	(7)	1,266,263	(8)	377,520	13,050	3,172,433
Toby Ferguson, M.D., Ph.D.	2024	367,792	(9)	—	1,106,700	(10)	1,333,500	(11)	148,159	13,050	2,969,200
Chief Medical Officer	2023	—		—	—		—		—	—	—
Nathan Jorgensen, Ph D.	2024	228,000	(12)	—	468,000	(13)	1,070,000	(14)	90,914	13,050	1,869,964
Chief Financial Officer	2023	—		—	—		—		—	—	—
(1)	Amounts represent the aggregate grant-date fair value of restricted stock unit awards granted to our named executive officers in 2024 and 2023 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2024. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.
(2)	Amounts represent the aggregate grant-date fair value of option awards granted to our named executive officers in 2024 and 2023 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2024. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.
(3)	Amounts represent each executive’s 2024 performance-based variable cash bonus, which was earned for the 2024 performance year and paid in February 2025, and each executive’s 2023 performance-based variable cash bonus, which was earned for the 2023 performance year and paid in February 2024.
(4)	All Other Compensation for each of our named executive officers for years 2024 and 2023 is comprised of company 401(k) matching contributions.
(5)	Dr. Sandrock was granted a restricted stock unit award on February 9, 2024, in connection with his ongoing service as our President and Chief Executive Officer. The restricted stock unit award vests and becomes settleable, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(6)	Dr. Sandrock was granted a stock option award on February 9, 2024, in connection with his ongoing service as our President and Chief Executive Officer. The shares underlying this option vest and become exercisable in equal monthly installments over 48 months thereafter, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date.
(7)	Dr. Sandrock was granted a restricted stock unit award on February 17, 2023, in connection with his ongoing service as our President and Chief Executive Officer. The restricted stock unit award vests and becomes settleable, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(8)	Dr. Sandrock was granted a stock option award on February 17, 2023, in connection with his ongoing service as our President and Chief Executive Officer. The shares underlying this option vest and become exercisable in equal monthly installments over 48 months thereafter, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date.
(9)	Dr. Ferguson joined the Company as Chief Medical Officer effective March 25, 2024, and accordingly his base salary was prorated for service performed.
(10)	Dr. Ferguson was granted a restricted stock unit award on April 1, 2024, in connection with the commencement of his service as our Chief Medical Officer. The restricted stock unit award vests and becomes settleable subject to Dr. Ferguson’s continued service as an employee on each applicable vesting date with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(11)	Dr. Ferguson was granted a stock option award on March 25, 2024, in connection with the commencement of his service as our Chief Medical Officer. The shares underlying this option vest and become exercisable, subject to Dr. Ferguson’s continued service as an employee of the Company on each applicable vesting date, as follows: 25% of the shares vested on the first anniversary of the grant date, and an additional 2.0833% of the shares will vest on a monthly basis at the end of each one-month period following the first anniversary of the grant date until the four-year anniversary of the grant date.

(12)	Dr. Jorgensen joined the Company as Chief Financial Officer effective July 8, 2024, and accordingly his base salary was prorated for service performed.
(13)	Dr. Jorgensen was granted a restricted stock unit award on October 1, 2024, in connection with the commencement of his service as Chief Financial Officer. The restricted stock unit award vests and becomes settleable, subject to Dr. Jorgensen’s continued service as an employee of the Company on each applicable vesting date, over a three-year period with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(14)	Dr. Jorgensen was granted a stock option award on July 8, 2024, in connection with the commencement of his service as our Chief Financial Officer. The shares underlying this option vest and become exercisable, subject to Dr. Jorgensen’s continued service as an employee of the Company on each applicable vesting date, as follows: 25% of the shares will vest on the first anniversary of the grant date, and an additional 2.0833% of the shares will vest on a monthly basis at the end of each one-month period following the first anniversary of the grant date until the four-year anniversary of the grant date.

Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement with each of our named executive officers in connection with such individual’s commencement of employment as an executive officer of the Company. Except as noted below, these employment agreements provide for “at-will” employment.

Alfred Sandrock M.D., Ph.D. We entered into an employment agreement with Dr. Sandrock in March 2022, pursuant to which Dr. Sandrock is entitled to a salary of $600,000, subject to review and redetermination by the Company from time to time, and is eligible to participate in our short-term incentive bonus plan, as approved by the Board of Directors or Compensation Committee from time to time. Dr. Sandrock’s employment agreement provides for certain severance payments and benefits in the event his employment is terminated in certain circumstances as further described below under the heading “Potential Payments upon Termination.” As of January 1, 2025, Dr. Sandrock’s annual base salary was $674,903, and his performance-based variable compensation target was 55% of his annual base salary.

Toby Ferguson, M.D., Ph.D. We entered into an employment agreement with Dr. Ferguson in February 2024 pursuant to which Dr. Ferguson is entitled to a salary of $485,000, subject to review and redetermination by the Company from time to time, and eligible to participate in our short-term incentive bonus plan, as approved by the Board of Directors or Compensation Committee from time to time. Dr. Ferguson’s employment agreement provides for certain severance payments and benefits in the event his employment is terminated in certain circumstances as further described below under the heading “Potential Payments upon Termination.” As of January 1, 2025, Dr. Ferguson’s annual base salary was $513,370, and his performance-based variable compensation target was 40% of his annual base salary.

Nathan Jorgensen, Ph D. We entered into an employment agreement with Dr. Jorgensen in July 2024, pursuant to which Dr. Jorgensen is entitled to a salary of $480,000, subject to review and redetermination by the Company from time to time, and eligible to participate in our short-term incentive bonus plan, as approved by the Board of Directors or Compensation Committee from time to time. Dr. Jorgensen’s employment agreement provides for certain severance payments and benefits in the event his employment is terminated in certain circumstances as further described below under the heading “Potential Payments upon Termination.” As of January 1, 2025, Dr. Jorgensen’s annual base salary was $490,501, and his performance-based variable compensation target was 40% of his annual base salary.

Employee confidentiality, non-competition, non-solicitation and assignment agreements

Each of our named executive officers has entered into a standard form agreement with respect to confidential information and assignment of inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment. Such agreement also provides that during the period of the named executive officer’s employment and for 12 months thereafter, the named executive officer will not compete with us and will not solicit our employees, consultants, customers or suppliers.

Potential payments provided upon termination of named executive officers currently employed by the Company

We have entered into employment agreements with each of Dr. Sandrock, Dr. Ferguson, and Dr. Jorgensen the material terms of each of which have been approved by the Compensation Committee and by the Board of Directors. These employment agreements reaffirm the executive’s position with the Company and provide for at will employment.

Pursuant to the applicable employment agreement, each of Dr. Sandrock, Dr. Ferguson, and Dr. Jorgensen will be eligible to receive certain payments and benefits in the event that his employment is terminated by us without “cause” (as defined in the applicable employment agreement), or in the event that he terminates his or her employment with “good reason” (as defined in the applicable employment agreement), as summarized below.

In the event that Dr. Sandrock, Dr. Ferguson, or Dr. Jorgensen terminates his employment with “good reason” or is terminated without “cause,” he is eligible to receive 12 months of base salary continuation, a pro rata portion of his target performance based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, and 12 months of COBRA continuation medical benefits subsidized by us provided that he executes and does not revoke a separation agreement and release of claims in favor of us and our affiliates.

In the event that Dr. Sandrock, Dr. Ferguson, or Dr. Jorgensen terminates his employment with “good reason” or is terminated without “cause” within the period ending 12 months following the consummation of a “sale event” (as defined in the applicable employment agreement), he will be eligible to receive 12 months of base salary continuation, a pro rata portion of his target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, 12 months of COBRA continuation medical benefits subsidized by us, and all of his equity awards shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of termination, provided that he executes and does not revoke a separation agreement and release of claims in favor of us and our affiliates.

Definitions for named executive officers currently employed by the Company

For purposes of the employment agreement with each of Dr. Sandrock, Dr. Ferguson, and Dr. Jorgensen, “cause” means:

●	conduct constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
●	commission of any felony, or any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud;
●	any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates, subject to certain notice and cure provisions;
●	continued non-performance of his responsibilities (other than by reason of his physical or mental illness, incapacity or disability), subject to certain notice and cure provisions;
●	a breach of any confidentiality or restrictive covenant obligations to the Company, including under his employment agreement with the Company;
●	a material violation of any of our written employment policies communicated to him;
●	a material misrepresentation made by the executive in the scope of or concerning his employment with the Company, including, without limitation, a misrepresentation with respect to the absence of any obligation to any former employer or any other person or entity that would or does prevent, limit, or impair in any way the performance of his duties to the Company;
●	a finding or a decision by regulatory or law enforcement authorities of a material violation of any law or regulation that would or does prevent, limit, or impair in any way the performance of his duties to the Company or the scope of his employment with the Company; or
●	failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of the employment agreement with each of Dr. Sandrock, Dr. Ferguson, and Dr. Jorgensen, “good reason” means:

●	a material diminution in his responsibilities, authority or duties;
●	a material diminution in his base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of the Company; that is similar to and not proportionately greater than reductions of affecting all or substantially all such senior management;
●	a relocation of his or her principal place of business more than 50 miles; or

●	a material breach of the employment agreement by the Company or any other agreements between such executive and the Company relating to the equity awards granted to him or her at the time when he or she joined the Company.

For purposes of the employment agreement with each of Dr. Sandrock, Dr. Ferguson, and Dr. Jorgensen, a “sale event” shall be deemed to have occurred upon the occurrence of any one of the following events:

●	the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;
●	a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable);
●	the acquisition, directly or indirectly, of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons;
●	a “Deemed Liquidation Event” as defined in our certificate of incorporation; or
●	any other acquisition of the business of the Company, as determined by the Board; provided, however, that any acquisition or repurchase of its shares or similar transaction by the Company, subject to certain conditions, with the effect of, by reducing the shares outstanding, increasing the beneficial ownership of a person or group to a majority of the outstanding voting stock of the Company, or a merger effected solely to change our domicile, shall not constitute a “sale event.”

Where required to avoid extra taxation under Section 409A of the Internal Revenue Code of 1986, as amended, a “sale event” must also satisfy the requirement of Treasury Regulation section 1.409A-3(a)(5).

Outstanding Equity Awards at Fiscal Year-End Table—2024

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options and number of shares of restricted stock awards held as of December 31, 2024.

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option	Option	Stock That		Stock that
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)(1)
Alfred Sandrock, M.D., Ph.D.	30,250	13,750	(2)	3.32	2/7/2032
	646,662	293,938	(3)	8.55	3/22/2032
						50,000	(4)	283,500
	110,000	130,000	(5)	7.43	2/17/2033
						80,000	(6)	453,600
	52,000	208,000	(7)	7.60	2/9/2034
						130,000	(8)	737,100
Toby Ferguson, M.D., Ph.D.	—	210,000	(9)	9.26	3/25/2034
						105,000	(10)	595,350
Nathan Jorgensen, Ph D.	—	200,000	(11)	7.79	7/8/2034
						80,000	(12)	453,600
(1)	The value of restricted stock unit awards is based on the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2024, which was $5.67 per share.
(2)	Dr. Sandrock’s stock option award to purchase 44,000 shares of our common stock was granted on February 7, 2022. The shares underlying this option award vest and become exercisable in equal quarterly installments over four years thereafter, subject to Dr. Sandrock’s continued service as a director on each applicable vesting date.
(3)	Dr. Sandrock’s stock option award to purchase 940,600 shares of our common stock was granted on March 22, 2022. The shares underlying this option vest and become exercisable, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date, as follows: 25% of the shares vested on the first anniversary of the grant date, and an additional 2.0833% of the shares will vest on a monthly basis at the end of each one-month period following the first anniversary of the grant date until the four-year anniversary of the grant date.

(4)	Dr. Sandrock was granted a restricted stock unit award of 100,000 shares of common stock on March 22, 2022. The restricted stock unit award vests and becomes settleable, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date, over a four-year period, as follows, commencing on April 1, 2022: 25% of the restricted stock unit award vested on the first anniversary of the vesting commencement date and an additional 25% of the restricted stock unit award vested and will vest at the end of each one-year period following the first anniversary of the vesting commencement date until the four year anniversary of the vesting commencement date.
(5)	Dr. Sandrock’s stock option award to purchase 240,000 shares of our common stock was granted on February 17, 2023. The shares underlying this option vest and become exercisable in equal monthly installments over 48 months thereafter, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date.
(6)	Dr. Sandrock was granted a restricted stock unit award of 120,000 shares of common stock on February 17, 2023. The restricted stock unit award vests and becomes settleable, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date, over a three-year period with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(7)	Dr. Sandrock’s stock option award to purchase 260,000 shares of our common stock was granted on February 9, 2024. The shares underlying this option vest and become exercisable, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date, as follows: 25% of the shares vested on the first anniversary of the grant date, and an additional 2.0833% of the shares will vest on a monthly basis at the end of each one-month period following the first anniversary of the grant date until the four-year anniversary of the grant date.
(8)	Dr. Sandrock was granted a restricted stock unit award of 130,000 shares of common stock on February 9, 2024. The restricted stock unit award vests and becomes settleable, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date, over a three-year period with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(9)	Dr. Ferguson’s stock option award to purchase 210,000 shares of our common stock was granted on March 25, 2024. The shares underlying this option vest and become exercisable, subject to Dr. Ferguson’s continued service as an employee on each applicable vesting date, as follows: 25% of the shares vested on the first anniversary of the grant date, and an additional 2.0833% of the shares will vest on a monthly basis at the end of each one-month period following the first anniversary of the grant date until the four-year anniversary of the grant date.
(10)	Dr. Ferguson was granted a restricted stock unit award of 105,000 shares of common stock on April 1, 2024. The restricted stock unit award vests and becomes settleable subject to Dr. Ferguson’s continued service as an employee of the Company on each applicable vesting date, over a three-year period with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(11)	Dr. Jorgensen’s stock option award to purchase 200,000 shares of our common stock was granted on July 8, 2024. The shares underlying this option vest and become exercisable, subject to Dr. Jorgensen’s continued service as an employee on each applicable vesting date, as follows: 25% of the shares will vest on the first anniversary of the grant date, and an additional 2.0833% of the shares will vest on a monthly basis at the end of each one-month period following the first anniversary of the grant date until the four-year anniversary of the grant date.
(12)	Dr. Jorgensen was granted a restricted stock unit award of 80,000 shares of common stock on October 1, 2024. The restricted stock unit award vests and becomes settleable, subject to Dr. Jorgensen’s continued service as an employee on each applicable vesting date, over a three-year period with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.

Compensation Risk Assessment

We believe that the performance-based portion of the compensation provided to our executive officers and other employees does not encourage risk-taking that would be inconsistent with the interests of our stockholders. We believe that our compensation programs are designed to encourage our executive officers and other employees to be focused on both short-term and long-term strategic goals, consistent with our pay-for-performance compensation philosophy.

Rule 10b5-1 Sales Plans

Our insider trading policy permits our officers, directors, and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act and satisfying Company guidelines. Generally, under these trading plans, the individual relinquishes control over securities transactions involving shares covered under the trading plan once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving the Company. Additionally, many of our employees including each of our named executive officers have entered into durable automatic sale instructions consistent with Rule 10b5-1 authorizing the automatic sale of shares of our common stock, issued upon the settlement of a restricted stock unit award, to cover applicable statutory withholding obligations.

No Hedging

Individuals subject to our insider trading policy, including directors, officers, and employees, are not permitted to engage in purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. These individuals are also prohibited from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan, subject to limited exceptions for certain pledges of Company securities as collateral for a loan.

Tax and Accounting Considerations

We are generally entitled to a U.S. federal income tax deduction with respect to compensation income paid to our service providers, subject to limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, with respect to compensation in excess of $1 million paid in any one year to each of certain of the Company’s current and former executive officers. While the Compensation Committee generally considers the financial accounting and tax implications to us of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2024.

Pay Versus Performance

The following tables and related disclosures provide information regarding (i) the “total compensation” of our principal executive officers, or the PEOs, and our other named executive officers, or the Non-PEO NEOs, in each case as presented under the caption “Summary Compensation Table” in this proxy statement or our prior proxy statements, which we refer to as the SCT Amounts; (ii) the “compensation actually paid” to our PEOs and our Non-PEO NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules, which amounts we refer to as our CAP Amounts; (iii) certain financial performance measures; and (iv) the relationship between the CAP Amounts to those financial performance measures.

	Summary Compensation Table Total for First PEO (1)	Summary Compensation Table Total for Second PEO (1)	Compensation Actually Paid to First PEO (2)(3)	Compensation Actually Paid to Second PEO (2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (4)	Net (Loss) Income (in thousands)(5)
Year	($)	($)	($)	($)	($)	($)	($)	($)
2024	3,377,401	—	888,932	—	2,419,582	1,713,457	209.23	(65,002)
2023	3,172,433	—	5,137,629	—	1,529,285	1,728,086	311.44	132,330
2022	7,406,449	757,533	5,388,460	1,384,720	1,353,260	1,650,050	225.09	(46,408)
(1)	For 2024, our First PEO was Dr. Sandrock, and our Non-PEO NEOs were Dr. Ferguson and Dr. Jorgensen. For 2023, our First PEO was Dr. Sandrock and our Non-PEO NEOs were Ms. Fahey Sandell and Ms. Swartz. For 2022, our First PEO was Dr. Sandrock, our Second PEO was Michael Higgins, and our Non-PEO NEOs were our former Chief Financial Officer Mr. Pfreundschuh and our former Senior Vice President and General Counsel Robert Hesslein.
(2)	The CAP Amounts have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually realized or received by our PEO and Non-PEO NEOs. These amounts reflect the SCT Amounts for each year, adjusted as described in footnote 3 below.
(3)	The CAP Amounts reflect the exclusions and inclusions for the PEOs and the Non-PEO NEOs set forth below. Equity values are calculated in accordance with FASB ASC Topic 718.

PEO	Name and Principal Position	Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards from Summary Compensation Table for PEO ($)	Inclusion of Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for PEO ($)	Inclusion of Change In Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards Granted in Any Prior Year for PEO ($)	Inclusion of Vesting Date Fair Value of Awards Granted During Year that Vested During Year for PEO ($)	Inclusion of Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in any Prior Year that Vested During Year for PEO	Exclusion of Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Compensation Actually Paid to PEO ($)
First PEO	Alfred Sandrock, M.D., Ph.D.	2024	3,377,401	(2,360,800)	1,506,700	(1,478,112)	257,348	(413,606)	—	888,932
	Chief Executive Officer, President, and Director	2023	3,172,433	(2,157,863)	2,199,100	1,076,411	299,050	548,498	—	5,137,629
		2022	7,406,449	(6,570,650)	4,468,346	—	84,315	—	—	5,388,460
Second PEO	Michael Higgins	2022	757,533	(521,805)	87,120	—	949,357	112,515	—	1,384,720
	Former Interim President and Chief Executive Officer

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Exclusion of Average Stock Awards and Option Awards from Summary Compensation Table for Non-PEO NEOs ($)	Inclusion of Average Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day or Year for Non-PEO NEOs ($)	Inclusion of Average Change In Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards Granted in Any Prior Year for Non-PEO NEOs ($)	Inclusion of Average Vesting Date Fair Value of Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Inclusion of Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in any Prior Year that Vested During Year for Non-PEO NEOs ($)	Exclusion of Average Fair Value at Last Day or Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Compensation Actually Paid to Other Non-PEO NEOs ($)
2024	2,419,582	(1,989,100)	1,282,975	—	—	—	—	1,713,457
2023	1,529,285	(1,043,962)	1,000,309	116,252	49,839	76,363	—	1,728,086
2022	1,353,260	(953,802)	955,606	138,164	55,938	100,885	—	1,650,050

(4)	Total shareholder return, or TSR, assumes an investment of $100 in our common stock on the last trading day before the earliest fiscal year in the above table through and including the end of the fiscal year for which the TSR is calculated. The closing stock price of one share of our common stock on December 31, 2021, was $2.71.
(5)	Net (loss) income as reported in our Annual Report on Form 10-K for the relevant fiscal year.

Description of Relationship Between NEO Compensation Actually Paid and Company Total Shareholder Return

The following chart sets forth the relationship between the CAP Amount to our PEOs, the average of CAP Amount to our Non-PEO NEOs, and the Company’s cumulative TSR over the fiscal three-year period from 2022 through 2024.

Relationship Between NEO Compensation Actually Paid and Company TSR
Compensation Actually Paid (in thousands)
$ 7,000
$ 6,000
$ 5,000
$ 4,000
$ 3,000
$ 2,000
$ 1,000
$ 0
350.00
300.00
250.00
200.00
150.00
100.00
50.00
0.00
FY 2022
FY 2023
FY 2024
PEO Comp. Actually Paid
Average Non-PEO NEOs Comp. Actually Paid
Total Shareholder Return on $100 Invested at the Beginning of the period ($)

Description of Relationship Between NEO Compensation Actually Paid and Net (Loss) Income

The following chart sets forth the relationship between the CAP Amount to our PEOs, the average of the CAP Amount to our Non-PEO NEOs, and our net loss over the fiscal three-year period from 2022 through 2024.

Compensation Actually Paid (in thousands)
$ 7,000
$ 6,000
$ 5,000
$ 4,000
$ 3,000
$ 2,000
$ 1,000
$ 0
200,000
150,000
100,000
50,000
0
- 50,000
- 100,000
Net (Loss) Income (in thousands)
FY 2022
FY 2023
FY 2024
PEO Comp. Actually Paid
Average Non-PEO NEOs Comp. Actually Paid
Net (Loss) Income (in thousands)

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors for service during 2024. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of the Board of Directors in 2024. We reimburse non-employee directors for reasonable travel expenses. The compensation received by Dr. Sandrock, our President and Chief Executive Officer, is presented under the heading “Summary Compensation Table” above and the stock option and restricted stock unit grants to Dr. Sandrock are presented in the “Outstanding Equity Awards at Fiscal Year End Table—2024” above.

		Fees Earned or		All Other
		Paid in Cash	Option Awards	Compensation	Total
Name		($)	($)(1)	($)	($)
Grace E. Colón, Ph.D.	(2)	48,435	144,000	—	192,435
James A. Geraghty	(3)	66,000	144,000	—	210,000
Michael Higgins	(4)	83,500	144,000	—	227,500
Steven Hyman, M.D.	(5)	58,000	144,000	—	202,000
Catherine J. Mackey, Ph.D.	(6)	53,000	144,000	—	197,000
Jude Onyia, Ph.D.	(7)	45,000	144,000	—	189,000
Glenn Pierce, M.D., Ph.D.	(8)	51,000	144,000	—	195,000
George Scangos, Ph.D.	(9)	47,391	144,000	—	191,391
Nancy Vitale	(10)	57,500	144,000	—	201,500
(1)	Amounts represent the aggregate grant-date fair value of option awards granted to our directors in 2024 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors.
(2)	Fees earned or paid in cash include $40,000 for service as a non-employee director, $6,000 for service on the Compensation Committee, and $2,435 for service on the Audit Committee, which, in the case of Audit Committee fees, reflects proration based on a service commencement date of September 10, 2024. Dr. Colón held options to purchase an aggregate of 90,000 shares of our common stock as of December 31, 2024.
(3)	Fees earned or paid in cash include $40,000 for service as a non-employee director, $16,000 for service as the chair of the Audit Committee and $10,000 for service as the chair of the Nominating and Corporate Governance Committee. Mr. Geraghty held options to purchase an aggregate of 189,764 shares of our common stock as of December 31, 2024.
(4)	Fees earned or paid in cash include $40,000 for service as a non-employee director, $32,500 for service as the chairman of the Board of Directors, $6,000 for service on the Compensation Committee, and $5,000 for service on the Nominating and Corporate Governance Committee. Mr. Higgins held options to purchase an aggregate of 450,764 shares of our common stock as of December 31, 2024.
(5)	Fees earned or paid in cash include $40,000 for service as a non-employee director, $8,000 for service on the Audit Committee, and $10,000 for service as the chair of the Science and Technology Committee. Dr. Hyman held options to purchase an aggregate of 189,764 shares of our common stock as of December 31, 2024.
(6)	Fees earned or paid in cash include $40,000 for service as a non-employee director, $8,000 for service on the Audit Committee, and $5,000 for service on the Science and Technology Committee. Dr. Mackey held options to purchase an aggregate of 90,000 shares of our common stock as of December 31, 2024.
(7)	Fees earned or paid in cash include $40,000 for service as a non-employee director, and $5,000 for service on the Science and Technology Committee. Dr. Onyia held options to purchase an aggregate of 90,000 shares of our common stock as of December 31, 2024.
(8)	Fees earned or paid in cash include $40,000 for service as a non-employee director, $6,000 for service on the Compensation Committee, and $5,000 for service on the Science and Technology Committee. Dr. Pierce held options to purchase an aggregate of 300,000 shares of our common stock as of December 31, 2024.
(9)	Fees earned or paid in cash include $40,000 for service as a non-employee director, $5,000 for service on the Science and Technology Committee, and $2,391 for service on the Nominating and Corporate Governance Committee, which, in the case of Nominating and Corporate Governance Committee fees, reflects proration based on a service commencement date of July 8, 2024. Dr. Scangos held options to purchase an aggregate of 90,000 shares of our common stock as of December 31, 2024.
(10)	Fees earned or paid in cash include $40,000 for service as a non-employee director, $12,500 for service as the chair of the Compensation Committee, and $5,000 for service on the Nominating and Corporate Governance Committee. Ms. Vitale held options to purchase an aggregate of 113,000 shares of our common stock as of December 31, 2024.

Our non-employee director compensation policy is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the current policy, adopted in July 2018 and most recently amended in June 2024, all non-employee directors will be paid cash compensation as set forth below:

Annual Retainer
Board of Directors:
Chairman	$72,500
All non-employee members	$40,000
Audit Committee:
Chairperson	$16,000
Non-Chairperson members	$8,000
Compensation Committee:
Chairperson	$12,500
Non-Chairperson members	$6,000
Science and Technology Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000
Nominating and Corporate Governance Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000

Since June 2024, under our non-employee director compensation policy then in effect, each person who is initially appointed or elected to the Board of Directors is eligible for an option grant to purchase up to 48,000 shares of our common stock under our stock option plan on the date he or she first becomes a non-employee director, which vests quarterly over four years, subject to the non-employee director’s continued service as a member the Board of Directors. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director who has served on the Board of Directors is eligible to receive an annual option grant to purchase up to 24,000 shares of our common stock, which option will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the next annual meeting of stockholders, in each case, subject to the non-employee director’s continued service as a member of the Board of Directors. All the foregoing options will be granted at fair market value on the date of grant.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials and if requested, one copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2024, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 75 Hayden Avenue, Lexington, Massachusetts 02421, Attention: Secretary or call us at (857) 259-5340. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Appendix A

VOYAGER THERAPEUTICS, INC.

2025 STOCK INCENTIVE PLAN

1.Purpose

The purpose of this 2025 Stock Incentive Plan (the “Plan”) of Voyager Therapeutics, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7), Other Stock-Based Awards (as defined in Section 8), and Cash-Based Awards (as defined in Section 8). Any type of Award may be granted as a Performance Award under Section 9. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3.Administration and Delegation

(a)Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Board Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board (or the Delegated Persons referred to in Section 3(c)) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee (or such Delegated Persons).

(c)Delegation to Delegated Persons. Subject to any requirements of applicable law (including as applicable Sections 152(b) and 157(c) of the General Corporation Law of the State of Delaware), the Board may, by resolution, delegate to one or more persons (including officers of the Company) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant Awards (subject to any limitations under the Plan) to eligible service providers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix: (i) the maximum number of shares that may be issued pursuant to such resolution (which number shall include, for the avoidance of doubt, the maximum number of shares issuable upon exercise or settlement of Awards), (ii) the time period during which such Awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum consideration (if any) for which such Awards may be issued, and the minimum consideration for the shares issuable upon exercise thereof; and provided further, that no Delegated Person shall be authorized to grant Awards to itself; and provided further, that no Delegated Person shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d)Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Marketplace Rules.

4.Stock Available for Awards

(a)Number of Shares; Share Counting.

(1)Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 5(b)) for up to a number of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), as is equal to the sum of:

(A)3,631,952 shares of Common Stock; and

(B)such additional number of shares of Common Stock (up to 14,190,976) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s 2015 Stock Option and Incentive Plan (the “Existing Plan”) that remain available for grant under the Existing Plan immediately prior to the date that the Plan is approved by the Company’s stockholders (the “Effective Date”) and (y) the number of shares of Common Stock subject to awards granted under the Existing Plan that are outstanding as of the Effective Date and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations under the Code).

Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a):

(A)all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B)to the extent that an Award may be settled only in cash, no shares shall be counted against the shares available for the grant of Awards under the Plan;

(C)if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an Award that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(D)shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(E)shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b)Limit on Awards to Non-Employee Directors. The maximum aggregate amount of cash and value of Awards (calculated based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director for services as a director shall not exceed $750,000 in the case of an incumbent director or $782,500 in the case of the Chair of the Board; provided, however, that such maximum aggregate amount shall not exceed $1,000,000 in any calendar year for any individual non-employee director for services as a director in such non-employee director’s initial year of election or appointment or $1,032,500 in the case of the Chair of the Board in the initial year of election or appointment; and provided, further, however, that fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance, any amounts paid or Awards made pursuant to a bona fide consulting agreement for services other than as a director, any amounts paid to a non-employee director as reimbursement of an expense and any financial statement expense associated with the modification of an outstanding award (whether or not granted under the Plan) shall not count against the foregoing limit. The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

(c)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.Stock Options

(a)General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.

(b)Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Voyager Therapeutics, Inc., any of Voyager Therapeutics, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1)if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2)if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the date of grant as reported by an over-the-counter marketplace designated by the Board; or

(3)if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”), except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures, or can use weighted averages either on a daily basis or such longer period, in each case to the extent permitted by Section 409A.

The Board shall determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)in cash or by check, payable to the order of the Company;

(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company funds sufficient to pay the exercise price and any required tax withholding;

(3)to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined or approved by the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined or approved by the Board) on the date of exercise;

(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; or

(6)to the extent provided for in the applicable Option agreement or approved by the Board, by any combination of the above permitted forms of payment.

(g)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option; (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current exercise price per share of the cancelled option; (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the Company’s stock is listed or traded (the “Exchange”).

(h)No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i)No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6.Stock Appreciation Rights

(a)General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined or approved by the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value (as defined in Section 5(c)) of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.

(c)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR; (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR; (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Exchange.

(f)No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g)No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7.Restricted Stock; RSUs

(a)General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests or on a deferred basis (“RSUs”).

(b)Terms and Conditions for Restricted Stock and RSUs. The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)Additional Provisions Relating to Restricted Stock.

(1)Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2)Stock Certificates/Issuance. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee) or, alternatively, that such shares be issued in book entry only, in the name of the Participant with appropriate transfer and forfeiture restrictions. At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions (or, to the extent the Restricted Stock was issued in book entry, remove the restrictions) to the Participant or if the Participant has died, to such Participant’s Designated Beneficiary (as defined below).

(d)Additional Provisions Relating to RSUs.

(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions with respect to each RSU, the Participant shall be entitled to receive from the Company (i.e., settlement) the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined or approved by the Board) of such number of shares or a combination thereof. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.

(2)Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

(3)Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement. Dividend Equivalents with respect to RSUs will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid. No interest will be paid on Dividend Equivalents.

8.Other Stock-Based and Cash-Based Awards

(a)General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of, or in satisfaction of, compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto.

(c)Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement. Dividend Equivalents with respect to Other-Stock Based Awards will be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid. No interest will be paid on Dividend Equivalents.

9.Performance Awards.

(a)Grants. Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

(b)Performance Measures. The Board may specify that the degree of granting, vesting and/or payout of any Performance Award shall be subject to the achievement of one or more performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, and which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: achievement of specified research and development, publication, clinical and/or regulatory milestones, total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Common Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Common Stock, sales or market shares and number of customers, or any other performance metric selected by the Board. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures shall be adjusted to exclude any one or more of: (i) extraordinary items; (ii) gains or losses on the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) the writedown of any asset; (v) fluctuation in foreign currency exchange rates; (vi) charges for restructuring and rationalization programs; (vii) non-cash, mark-to-market adjustments on derivative instruments; (viii) amortization of purchased intangibles; (ix) the net impact of tax rate changes; (x) non-cash asset impairment charges; and (xi) any other factors as the Board may determine. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works; and (z) may cover such period as may be specified by the Board. The Board shall have the authority to make equitable adjustments to the performance goals in recognition of any changes in the Company’s capitalization, unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(c)Adjustments. The Board may adjust the cash or number of shares payable pursuant to such Performance Award, and the Board may, at any time, waive or modify the achievement of the applicable performance measures, including as a result of changes to specified research and development, publication, clinical and/or regulatory milestones.

(d)Dividends; Dividend Equivalents. Notwithstanding its designation as a Performance Award, no Option or SAR shall provide for the payment or accrual of dividend equivalents in accordance with Sections 5(i) and 6(g), as applicable, any dividends declared and paid by the Company with respect to shares of Restricted Stock shall be subject to Section 7(c)(1), and any right to receive Dividend Equivalents on an award of RSUs and Other Stock-Based Awards shall be subject to Sections 7(d)(3) and 8(c), as applicable.

10.Adjustments for Changes in Common Stock and Certain Other Events

(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of shares available under the Plan, (ii) the share counting rules set forth in Section 4(a) , (iii) the number, class, exercise, measurement or purchase price and any other per-share related provisions of shares subject of each outstanding Award, and (iv) any performance goals applicable to an Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)Reorganization Events.

(1)Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A)In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement, another agreement between the Company and the Participant or another Company plan):

(i) provide that Awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

(ii) upon written notice to a Participant, provide that unvested Awards will be forfeited immediately prior to the consummation of such Reorganization Event and/or that unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice;

(iii) provide that Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event;

(iv)  make or provide for a payment, in such form (which may include, without limitation, cash, cash equivalents and/or securities of the acquiring or succeeding corporation (or an affiliate thereof)) as may be determined by the Board, to Participants with respect to an Award held by a Participant equal in value to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the amount of cash and/or value, as determined by the Board in its discretion, of any non-cash consideration per share of Common Stock to be received by holders of Common Stock as a result of the Reorganization Event (the “Acquisition Price”) over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, provided that any escrow, holdback, earn-out or similar provisions in the definitive agreement governing the Reorganization Event may, as determined by the Board, apply to such payment to the same extent and in the same manner as such provisions apply to holders of Common Stock, and provided further that if the Acquisition Price does not exceed the exercise price of such Award, then the Award shall be canceled without any payment of consideration therefor;

(v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and

(vi) any combination of the foregoing.

In taking any of the actions permitted under this Section 10(b)(2)(A), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B)Notwithstanding the terms of Section 10(b)(2)(A)(i), in the case of outstanding RSUs that are subject to Section 409A: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 10(b)(2)(A), then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C)For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(D)The Board may impose a limitation on the ability of Participants holding Options and/or SARs to exercise their Awards for the minimum number of days prior to the closing of the Reorganization Event as is reasonably necessary to facilitate the orderly closing of the Reorganization Event. The Company shall provide reasonable notice to Participants of any such limitation on exercise.

(3)Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

(c)Sale Event.

(1)Definitions.

(A)“Cause” shall have the meaning as set forth in the Participant’s employment agreement with the Company. If the Participant is not a party to an employment agreement with the Company, “Cause” means (i) conduct by the Participant constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Participant of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Participant that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries if he were retained in his position; (iii) continued non-performance by the Participant of his duties to the Company (other than by reason of the Participant’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Company; (iv) a material violation by the Participant of the Company’s written employment policies; or (v) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(B)A “Sale Event” shall mean: (a) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (c) the sale of all of the Common Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

(C)“Sale Price” means the value as determined by the Board of the consideration payable, or otherwise to be received by stockholders, per share of Common Stock pursuant to a Sale Event.

(2)Consequences of Sale Event. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award agreement, all Options and SARs that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Board’s discretion or to the extent specified in the relevant Award agreement. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the Participants holding Options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Common Stock subject to outstanding Options and SARs (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and SARs; or (ii) each Participant shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Board, to exercise all outstanding Options and SARs (to the extent then exercisable) held by such Participant. The Company shall also have the option (in its sole discretion) to make or provide for a cash payment for all other Awards.

If a Participant’s Awards are assumed, continued or substituted in connection with a Sale Event, all such Awards shall become fully vested and nonforfeitable if the Participant is terminated without Cause by the Company (or its successor) in connection with, or within 12 months following, the Sale Event.

11.General Provisions Applicable to Awards

(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A and Incentive Stock Options, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d)Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined or approved by the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined or approved by the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined or approved by the Company)) as the Company shall determine to be necessary to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e)Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.

(f)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g)Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

12.Miscellaneous

(a)No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares.

(c)Clawback. In accepting an Award under the Plan, the Participant agrees to be bound by any such clawback policy that the Company has in effect or may adopt in the future, including without limitation Voyager Therapeutics, Inc.’s Compensation Recovery Policy adopted in accordance with stock exchange listing requirements (or any successor policy). The Participant agrees that in the event it is determined in accordance with any such policy that any Award granted under the Plan (including any dividends, Unvested Dividends or Dividend Equivalents paid with respect thereto), any shares of Common Stock issued upon exercise or settlement thereof (including securities or other property received therefor), or any other proceeds from the exercise or settlement of such Award or the sale of such shares of Common Stock or any other compensation subject to such policy must be forfeited or reimbursed to the Company, the Participant will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company.

(d)Effective Date and Term of Plan. The Plan shall become effective on the Effective Date. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(e)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) neither Section 5(g) nor Section 6(e) requiring stockholder approval of any Option or SAR repricing may be amended without stockholder approval; (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing will be effective unless and until the Company’s stockholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or Section 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(e) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

(f)Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(g)Compliance with Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant in connection with such Participant’s employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that to be bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

(h)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument such individual executes in the capacity of a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(i)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

Appendix B

VOYAGER THERAPEUTICS, INC.

AMENDED AND RESTATED 2015 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Voyager Therapeutics, Inc. Amended and Restated 2015 Employee Stock Purchase Plan (“the Plan”) is to provide eligible employees of Voyager Therapeutics, Inc. (the “Company”) and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).  3,941,700 shares of Common Stock in the aggregate have been approved and reserved for this purpose, subject to any adjustment pursuant to Section 17 hereof.  The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in accordance with that intent.

1. Administration.   The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose.  The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan.  All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants.  No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2. Offerings.  The Company will make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”).  Unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each January 1st and July 1st and will end on the last business day occurring on or before the following June 30th and December 31st, respectively.  The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed 12 months in duration or overlap any other Offering.

3. Eligibility.  All individuals classified as employees on the payroll records of the Company and each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week.  Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company’s or applicable Designated Subsidiary’s payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan.  In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation.  Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary on the Company’s or Designated Subsidiary’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

4. Participation.

(a) Participants in Offering.  An eligible employee who is not a Participant on any Offering Date may participate in such Offering by submitting an enrollment form to his or her appropriate payroll location at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).

(b) Enrollment.  The enrollment form will (a) state a whole percentage to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10.  An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate.  Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions and purchases will continue at the same percentage of Compensation for future Offerings, provided he or she remains eligible.

(c) Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5. Employee Contributions.  Each eligible employee may authorize payroll deductions at a minimum of one percent (1%) up to a maximum of ten percent (10%) of such employee’s Compensation for each pay period.  The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering.  No interest will accrue or be paid on payroll deductions.

6. Deduction Changes.  Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).  The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.

7. Withdrawal.  A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to his or her appropriate payroll location.  The Participant’s withdrawal will be effective as of the next business day.  Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal).  Partial withdrawals are not permitted.  Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.

8. Grant of Options.  On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price (as defined herein) for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein), (b) 2,500 shares; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below.  Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date.  The purchase price for each share purchased under each Option (the “Option Price”) will be eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11).  For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant.  In addition, no Participant may be granted an Option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the Option grant date or dates) for each calendar year in which the Option is outstanding at any time.  The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9. Exercise of Option and Purchase of Shares.  Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan.  Any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.

10. Issuance of Certificates.  Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.

11. Definitions.

The term “Compensation” means the amount of base pay, prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items.

The term “Designated Subsidiary” means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan.  The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or another national securities exchange, the determination shall be made by reference to the closing price on such date.  If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.

The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12. Rights on Termination of Employment.  If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under Section 7.  An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary.  An employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13. Special Rules.  Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code.  Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.

14. Optionees Not Stockholders.  Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.

15. Rights Not Transferable.  Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

16. Application of Funds.  All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17. Adjustment in Case of Changes Affecting Common Stock.

In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event.

18. Amendment of the Plan.  The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19. Insufficient Shares.  If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

20. Termination of the Plan.  The Plan may be terminated at any time by the Board.  Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.

21. Governmental Regulations.  The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

22. Governing Law.  This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

23. Issuance of Shares.  Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

24. Tax Withholding.  Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan.  Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including shares issuable under the Plan.

25. Notification Upon Sale of Shares.  Each Participant agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

26. Effective Date and Approval of Shareholders.  The 2015 Employee Stock Purchase became effective on the date of the Company’s initial public offering. The Amended and Restated 2015 Employee Stock Purchase Plan shall take effect as of the date the Plan is approved by the Company’s stockholders as required by Section 423 of the Code.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V71952-P31358 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Nominees: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. To elect each of the following nominees to serve as a Class I director until the 2028 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. VOYAGER THERAPEUTICS, INC. The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1. The Board of Directors recommends you vote FOR proposal 2. The Board of Directors recommends you vote FOR proposal 4. 2. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers. 4. To approve the Voyager Therapeutics, Inc. 2025 Stock Incentive Plan. 3. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025. 5. To approve the Voyager Therapeutics, Inc. Amended and Restated 2015 Employee Stock Purchase Plan. The Board of Directors recommends you vote FOR proposal 3. The Board of Directors recommends you vote FOR proposal 5. NOTE: The Board of Directors may also transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof. 01) Grace E. Colón, Ph.D. 02) Catherine J. Mackey, Ph.D. 03) Glenn Pierce, M.D., Ph.D. 04) George Scangos, Ph.D. For Against Abstain For Against Abstain For Against Abstain SCAN TO VIEW MATERIALS & VOTEw VOYAGER THERAPEUTICS, INC. 75 HAYDEN AVENUE LEXINGTON, MA 02421 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 2, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 2, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V71952-P31358 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 3, 2025: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. VOYAGER THERAPEUTICS, INC. Annual Meeting of Stockholders June 3, 2025 11:00 AM, ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Alfred Sandrock, Nathan Jorgensen, and Jacquelyn Fahey Sandell, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of VOYAGER THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM ET on June 3, 2025 at 75 Hayden Avenue, Lexington, Massachusetts 02421, and any adjournments or postponements thereof. The proxies are further authorized to vote, in their discretion in accordance with applicable law, upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side